Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268707

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 29, 2023)

White River Energy Corp

67,651,420 Shares of Common Stock

16,931,266 Warrants to Purchase Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated September 29, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-268707) (the “Registration Statement”) filed by White River Energy Corp (“White River” or the “Company”) with the Securities and Exchange Commission (“SEC”).

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, as filed with the SEC on April 5, 2024 (the “Form 8-K”). Accordingly, we have attached a copy of the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 5, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2024

White River Energy Corp

(Exact name of registrant as specified in its charter)

Nevada	000-56617	45-3797537
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

609 W/ Dickson St., Suite 102 G
Fayetteville, AR	72701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-5610

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger and Asset Purchase

On April 1, 2024, White River Energy Corp (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among with Truuli Environmental Inc., a Delaware corporation (“Truuli”), White River Native CDFI LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (“White River Native”), WRG Merger Sub Inc., a Florida corporation and wholly-owned subsidiary of White River Native (the “Merger Sub”), and the holders of 99.5% of the outstanding stock of Truuli. Under the terms of the Merger Agreement, Truuli merged with and into the Merger Sub with Truuli being the surviving company and becoming an indirect wholly-owned subsidiary of the Company (the “Merger”). The Merger was effective on April 1, 2024.

Pursuant to the Merger Agreement, each share of Truuli common stock issued and outstanding immediately prior to the effective time of the Merger Agreement was converted into the right to receive a pro rata portion of (i) 5,500,000 newly issued shares of the Company’s common stock and any additional shares of the Company’s common stock in lieu of fractional shares; and (ii) $1,500,000. Up to 1,000,000 shares of the Company’s common stock issuable to Truuli’s then-principal stockholder are subject to forfeiture in the event either (a) Truuli’s Estimated Working Capital, as defined in the Merger Agreement, is determined to be less than such amount 90 days after closing; or (b) Truuli or its stockholders breach their respective representatives, warranties, covenants, and agreements as set forth in the Merger Agreement.

Concurrently with the Merger, the Company entered into and closed an Asset Purchase Agreement (the “APA”) by and among White River Native, Lion Vista Global Ventures LLC, a Texas limited liability company (“Lion Vista”), and Truuli’s then-principal stockholder. Under the terms of the APA, White River Native purchased assets consisting of limited partner interests in two limited partnerships from Lion Vista for $2,000,000, less $350,000 the Company previously advanced.

Truuli is an early stage company engaged in the business of providing environmental consulting and other services related to decarbonization. Lion Vista is an early stage company in the business of the acquisition and disposition of carbon credits, carbon offsets, and similar energy investments, and related activities incident thereto. Both Truuli and the limited partnerships have nominal working capital.

Each of the acquired businesses was acquired by and will be operated under White River Native, the Company’s subsidiary formed for ventures under the Company’s Joint Venture Agreement with a third party dated November 22, 2023, as disclosed in the Company’s Current Report on Form 8-K filed on November 29, 2023. As such, these businesses will be subject to the terms and provisions of such joint venture, including the economic interests of the third party.

Each of the Merger Agreement and the APA contain customary representations, warranties, covenants, and indemnification provisions.

The foregoing descriptions of the Merger Agreement and APA do not purport to be complete, and are qualified in their entirety by the full text of each such agreement, forms of which are filed as Exhibits 10.1 and 10.2, respectively, of this Current Report on Form 8-K.

Amendment to 2022 Equity Incentive Plan

Further, the Company’s Board of Directors amended the Company’s 2022 Equity Incentive Plan, under which the Company is now authorized to issue up to 30,000,000 shares of common stock pursuant to equity-based grants which may be made to the Company’s directors, officers, employees, and consultants. The amendment is attached as Exhibit 10.3 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

To the extent Item 2.01 of Form 8-K requires, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the Merger Agreement and APA is incorporated herein by reference.

On April 1, 2024, the Merger as described above in Item 1.01 of this Current Report on Form 8-K became effective with the states of Delaware and Florida.

To the extent such transactions constitute the acquisition of a significant amount of assets, the Company will file an amendment to this Current Report on Form 8-K containing the required financial statements relating to the acquisition on or before June 17, 2024.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent Item 3.02 of Form 8-K requires, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the issuance of shares of the Company’s common stock under the terms of the Merger Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Incorporated by Reference
Exhibit #	Exhibit Description	Form	Date	Number	Filed or Furnished Herewith
10.1	Form of Agreement and Plan of Merger *				Filed
10.2	Form of Asset Purchase Agreement *				Filed
10.3	Amendment to Equity Incentive Plan				Filed
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Energy Corp

Date: April 5, 2024	By:	/s/ Jay Puchir
	Name:	Jay Puchir
	Title:	Chief Financial Officer

Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into this 1st day of April 2024 (“Agreement Date”) by and among Truuli Environmental Inc., a Delaware corporation (the “Company”), White River Native CDFI LLC, a Texas limited liability company (“Parent”), White River Energy Corp, a Nevada corporation (“WTRV”), and WRG Merger Sub Inc., a Florida corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and together with Parent and WTRV, the “Parent Parties”), solely respect to the covenants and agreements in Section 2.08, the representations and warranties in Articles III, IV and V, the indemnification provisions in Section 6.05, and the covenants and agreements in Section 6.07, Livio Stan, individually (the “Majority Stockholder”), and, solely with respect to the representations and warranties and covenants, agreements and releases in Articles III and V and the indemnification provisions in Section 6.05, the stockholders of the Company identified on the signature pages of this Agreement as “Stockholders” (together with the Majority Stockholder, the “Stockholders”). Capitalized words and terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

WHEREAS, the parties intend that Company be merged with and into Merger Sub, with the Merger Sub surviving that merger on the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of the Company (the “Company Board”) has, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”): (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s $0.0001 par value common stock (the “Company Common Stock”) and declared it advisable, to enter into this Agreement with the Parent Parties; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (defined below); and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the respective boards of directors or managers of the Parent Parties (collectively, the “Parent Board”) have each unanimously, in accordance with the DGCL and the Florida Business Corporation Act (the “FBCA”): (a) determined that it is in the best interests of the Parent Parties, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, WTRV has approved the issuance of shares of WTRV’s $0.0001 par value common stock (the “WTRV Common Stock”) in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “WTRV Stock Issuance”); and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

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WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the FBCA, at the Effective Time: (a) the Merger will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 am, Eastern Time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Nason, Yeager, Gerson, Harris & Fumero, P.A., 3001 PGA Boulevard Suite 305, Palm Beach Gardens, FL 33410, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and the Parent Parties will cause articles or certificates of merger (collectively, the “Certificates of Merger”) to be executed, acknowledged, and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of Florida. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and FBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

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Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A-1, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of the Surviving Corporation shall be amended and restated so as to read in their entirety as set forth in Exhibit A-2 until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. All existing members of the Parent Board and the officers of the Parent shall remain unchanged following the Effective Time.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parent Parties, or the Company or the holder of any capital stock of the Parent Parties, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive a Pro Rata Portion of: (i) 5,500,000 newly issued shares of WTRV Common Stock, subject to the Holdback Amount and any deductions therefrom pursuant to this Agreement (the “Parent Share Merger Consideration”); (ii) $1,500,000.00 (the “Cash Merger Consideration”); (iii) any additional shares of WTRV Common Stock in lieu of fractional shares of WTRV Common Stock pursuant to Section 2.01(f); and (iv) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g). Collectively, the Parent Share Merger Consideration and the Cash Merger Consideration are referred to herein as the “Merger Consideration.”

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(c) Company Preferred Stock. As of the Agreement date there are, and as of the Effective Time there will be, no issued and outstanding shares of Company Preferred Stock.

(d) Delivery of Company Stockholder List; Cancellation of Shares. At least three Business Days prior to the Effective Time, Company shall deliver to Parent a list of the Stockholders as of the Effective Time that sets forth the name, mailing address and email address of each Stockholder along with the number of shares of Company Common Stock to be delivered by each Stockholder and the number of shares of WTRV Common Stock to be received by each Stockholder as such Stockholder’s Pro Rata Portion of the Parent Share Merger Consideration and the amount of cash to be received by each Company Stockholder as such Stockholder’s Pro Rata Portion of the Cash Merger Consideration. The required list is referred to herein as the “Company Stockholder List.” At the Effective Time, all outstanding Company Shares will be cancelled and will cease to exist, and each Stockholder, as a holder of book-entry shares which immediately prior to the Effective Time represented Company Shares (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, and (B) any additional shares of WTRV Common Stock in lieu of fractional shares of WTRV Common Stock pursuant to Section 2.01(f).

(e) Merger Sub Capital Stock; Surviving Corporation. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be owned exclusively by the Parent. At the Effective Time, the Merger Sub shall be merged with and into the Company with the Company to be the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation will own all property, rights, privileges, immunities, powers, franchises, permits, memberships, licenses, and authority of the Company and all debts, liabilities, obligations, restrictions, and duties of the Company shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation and the Company’s Charter with the State of Delaware will be cancelled and replaced in accordance with Section 1.05. In consideration of the exchange of Company Common Stock for Merger Consideration as set forth herein, the Surviving Corporation will become a wholly-owned subsidiary of Parent who will be the sole stockholder and hold all outstanding shares of Surviving Corporation Common Stock effective at the Effective Time, and the Stockholders will become stockholders of WTRV, collectively owning the WTRV Common Stock that comprised the Parent Share Merger Consideration.

(f) Fractional Shares. No certificates or scrip representing fractional shares of WTRV Common Stock shall be issued upon the conversion of Company Shares pursuant to Section 2.01(b). Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WTRV Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Book-Entry Shares, receive one whole share of WTRV Common Stock.

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Section 2.02 Exchange Procedures.

(a) Parent to Act as Exchange Agent; Exchange Fund. The Company and the Parent shall serve as the exchange agent to pay the Merger Consideration in exchange for the surrendered Book-Entry Shares. At or promptly following the Effective Time, Parent shall cause the Surviving Corporation to: (i) deliver evidence of issuance of shares of WTRV Common Stock to be issued as Parent Share Merger Consideration (including additional shares of WTRV Common Stock sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(f)) in book-entry form to the Stockholders or to the Company to in turn transfer to the Stockholders in accordance with their respective Pro Rata Portion of such Parent Share Merger Consideration; and (ii) deliver to the Company sufficient funds for the Cash Merger Consideration, which the Company will in turn deliver to the Stockholders in accordance with their respective Pro Rata Portion of such Cash Merger Consideration.

(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, the Company will send to each record holder of Company Shares at the Effective Time whose Company Shares were converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration notice of the Closing, the delivery of which shall be effected, and risk of loss and title shall pass, only upon proper transfer of the Book-Entry Shares to the Parent in an exempt nonpublic transaction under Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”) (including Rule 506 (b) of Regulation D under the Securities Act). Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.01(b) and (c) in respect of the Company Shares represented by Book-Entry Share, including any additional shares of WTRV Common Stock in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(f). No interest shall be paid or accrued upon the surrender or transfer of any Book-Entry Share. Upon issuance of the Parent Share Merger Consideration and payment of the Cash Merger Consideration to the Company pursuant to the provisions of this Article II, each Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Book-Entry Share is registered, it shall be a condition to such payment that: (i) such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not payable.

(d) Full Satisfaction. All Merger Consideration paid upon the transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

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(e) Distributions with Respect to Unsurrendered Company Shares. All shares of WTRV Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by WTRV in respect of the WTRV Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the WTRV Common Stock shall be paid to any holder of any unsurrendered Company Shares until the Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of WTRV Common Stock issued in exchange for Company Shares in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of WTRV Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of WTRV Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding Company Shares or the WTRV Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Parent Parties or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.04 Withholding Rights. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Parent or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Termination of Stock Options and Other Matters.

(a) Company Stock Options. As of the Effective Time, the Company shall cause each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company’s 2022 Omnibus Incentive Plan or outside of such plan immediately prior to the Effective Time, whether or not then vested or exercisable, to be exercised or exchanged for Company Common Stock or otherwise cancelled (collectively, the “Option Terminations”).

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(b) Resolutions and Other Company Actions. At or prior to the Effective Time, (i) the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) and execute such documents or agreements with holders of Company Stock Options that may be necessary to effectuate the provisions of this Section 2.05; and (ii) the Company shall have repurchased all outstanding shares of Company Common Stock or Company Equity Awards held by any Person who does not meet the definition of an “accredited investor” under Rule 506 of Regulation D under the Securities Act.

Section 2.06 Tax Treatment. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Parties will prepare and file all Tax Returns consistent with the treatment as a reorganization and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 2.07 Appraisal Rights. Dissenting stockholders of Company shall have the appraisal rights accorded to them under the DGCL. The holders of Company Shares shall be advised of their statutory appraisal’s rights and provided a copy of the statutes setting forth their appraisal’s rights as set forth in the DGCL. Shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder (each a “Dissenting Stockholder”) fails to perfect or otherwise waives, withdraws or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the applicable portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL to such Dissenting Stockholder; provided, that if, after the Effective Time, such Dissenting Stockholder fails to perfect, waives, withdraws or otherwise loses his dissenters’ rights pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL or in the event that the dissenter’s rights are not exercised by the holder, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Company Shares shall no longer be deemed to a Dissenting Stockholder and such shares of Company Capital Stock shall be deemed to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.1 above, without interest thereon, upon transfer of such Book-Entry Shares. Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except after consultation with Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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Section 2.08. True Up. At least three days prior to the Closing Date, the Company and the Majority Stockholder shall provide an estimate of the Company’s Working Capital dated as of the Closing Date (the “Estimated Working Capital”). Within 90 days following the Closing, the Company and Parent shall provide, and the parties shall review, the Company’s Working Capital as of the Closing Date calculated by Parent and the Company and prepared in accordance with GAAP for the purpose of determining the Working Capital of the Company as of the Closing Date (the “Closing Working Capital”). To the extent that the Estimated Working Capital is greater than the Closing Working Capital, Parent shall remove from the Holdback Amount a number of shares of WTRV Common Stock equal to the excess out of (and up to) the Holdback Amount in accordance with the Stockholders’ respective Pro Rata Portions within five days of such determination and, to the extent that the Estimated Working Capital is less than the Closing Working Capital, the Stockholders shall surrender to Parent and forfeit an amount of the Merger Consideration equal to such deficiency out of (and up to) the Holdback Amount determined based on each Stockholders’ Pro Rata Portion, and the WTRV Common Stock representing such deficiency shall be cancelled. To the extent the Holdback Amount is insufficient to cover the entirety of such deficiency, the Majority Stockholder shall pay the difference to Parent within five days of such determination. Any such payment under this Section 2.08 is referred to elsewhere in this Agreement as the “True Up.” Any payments made pursuant to the True Up shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

To the extent the parties have a dispute or disagreement regarding the Working Capital provided for hereunder, Parent and the Majority Stockholder shall select an accounting firm, provided that such audit firm is a Public Company Accounting Oversight Board member firm (the “Accounting Firm”) (or if such Accounting Firm is unavailable for such purpose, another Accounting Firm mutually agreed to by Parent and the Majority Stockholder), to determine the Company’s Working Capital as of the Closing Date. The determination shall serve as the conclusive resolution of such dispute or disagreement. In the event the parties cannot agree on an Accounting Firm, each of the Majority Stockholder and the Parent shall select an Accounting Firm, and the two Accounting Firms shall mutually select and determine a third Accounting Firm to serve as the Accounting Firm for purposes of this Section 2.08, such selected Accounting Firm’s determination to be conclusive and binding on the parties.

For purposes of this Section 2.08, the term “Working Capital” means for the Company the current assets minus the sum of (i) the current Liabilities (as defined) and (ii) long-term indebtedness.

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ARTICLE III

Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, each of the Company and the Majority Stockholder jointly and severally, hereby represents and warrants to the Parent Parties as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except where apparent from the context, all references to the Company include each of its Subsidiaries.

(b) Charter Documents. The copies of the amended and restated certificate of incorporation and by-laws of the Company as delivered to the Parent Parties prior to the Agreement Date are true, correct, and complete copies of such documents as in effect as of the Agreement Date. The Company has delivered or made available to the Parent Parties a true and correct copy of the Charter Documents of the Company. Neither the Company nor any Stockholder is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. The Company is the sole General Partner and a Limited Partner of two limited partnerships:

Vahevalla Marketing LP, a Delaware limited partnership.

Abelliana LP, a Delaware limited partnership.

Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the Laws of its respective state of organization or formation, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued and are owned by the Company, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, or as disclosed in Section 3.01(c) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

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Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 320,000,000 shares of Company $0.0001 par value Company Common Stock; and (ii) 30,000,000 shares of $0.0001 par value preferred stock (the “Company Preferred Stock”). As of the Agreement Date: (A) 87,650,000 shares of Company Common Stock were issued and outstanding; and (B) no shares of the Company’s Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Awards.

(i) As of the Agreement Date, 30,000,000 shares of Company Common Stock were authorized for issuance pursuant to Company Equity Awards that may be granted under the Company’s 2022 Omnibus Incentive Plan. As of the Agreement Date, there were no shares of Company Common Stock underlying outstanding Company Equity Awards. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the Agreement Date a list of each outstanding Company Equity Award granted under the Company’s 2022 Omnibus Incentive Plan and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the Agreement Date; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, since January 1, 2024 and through the Agreement Date, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. All shares of Company Common Stock subject to issuance under the Company’s 2022 Omnibus Incentive Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable (including payment of the exercise price where applicable), will be duly authorized, validly issued, fully paid, and non-assessable.

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(ii) Other than the Company Equity Awards and as set forth on Section 3.02(b)(ii) of the Company Disclosure Letter, as of the Agreement Date, there are no outstanding: (A) securities of the Company convertible into or exchangeable for shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any Company Securities or securities of any Subsidiary. The Company is not a party to any voting agreement with respect to any Company Securities. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or the Ancillary Agreements.

(c) No Indebtedness. There are no bonds, debentures, notes, or other indebtedness issued by the Company outstanding.

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes; Financial Matters.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement including, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Consent”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. The Requisite Company Stockholder Consent is the only consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and holders constituting the Requisite Company Stockholder Consent and, assuming due execution and delivery by the Parent Parties, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally, by general principles of equity and insofar as the provisions relating to indemnification may be unenforceable.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) assuming that all Consents contemplated by Section 3.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its properties or assets (including the restrictions on “business combinations” set forth in Section 203 of the DGCL, which shall be waived for the Parent Parties, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement to the extent required and permitted); (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the Agreement Date; or (iv) result in the creation of a Lien on any of the properties or assets of the Company; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As a result of the Closing, the Surviving Corporation will be the beneficiary of any Contracts to which the Company is a party as of the Agreement Date.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Authority”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Florida Secretary pursuant to the FBCA.

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(d) Board and Stockholder Approval. The Company Board, by resolutions duly adopted, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to the Company’s stockholders for required consent and approval under applicable Law; and (iv) resolved to recommend that Company’s stockholders consent to adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”). Following the Board Recommendation, the Company’s stockholders holding a majority of the outstanding Company Shares approved this Agreement, the Merger and the other transactions contemplated hereby constituting the Requisite Company Stockholder Consent. This Agreement and the Merger will not result in the violation of any anti-takeover, appraisal or similar Laws applicable to the Company or the Stockholders. The Stockholders signatory hereto constitute all the stockholders of the Company, such that as of the Agreement Date there are, and as of the Effective Time there will be, no Dissenting Stockholders.

(e) Financial Statements. The Company has previously made available to the Parent Parties a true, correct and complete copy of the following (collectively, the “Company Financial Statements”): the Company’s unaudited balance sheet as at December 31, 2023 (the “Company Balance Sheet”). and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended. The Company Financial Statements (i) were prepared from the books and records of the Company, (ii) were prepared in accordance with United States generally accepted accounting principles in effect from time to time applied on a consistent basis throughout the period involved (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and (iii) fairly presents, in all material respects, the financial condition of the Company as of the dates, and for the periods, indicated thereon.

(f) Undisclosed Liabilities. The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet; (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) are not required to be disclosed under GAAP; or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Off-Balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(h) Books and Records. The minute book and stock record book of the Company, copies of which have been made available to the Parent Parties, are complete and correct in all material respects and have been maintained, in electronic form, in accordance with sound business practices. The minute book of the Company contain accurate records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board and, since inception of Company, no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes or written actions have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Surviving Corporation.

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(i) Certain Securities Law Matters.

(a) Assuming the accuracy of each Stockholder’s representations and warranties set forth in Article V, no registration under the Securities Act is required for the offer and sale of the Securities by the Parent Parties to the Stockholders as contemplated hereby.

(b) To the Knowledge of the Company after reasonable inquiry, neither the Company nor any Covered Person of the Company has experienced a disqualifying event as defined in Rule 506 (d) under Regulation D of the Securities Act that occurred on or after September 23, 2013. Additionally, to the Knowledge of the Company after reasonable inquiry, no material legal proceedings described in Item 401(f) of Regulation S-K involving the Company’s directors or executive officers have occurred within the ten-year period immediately preceding the Agreement Date. If at any time, the Company discovers that any Covered Person of the Company has or may experience a disqualifying event as defined in Rule 506 (d) under Regulation D of the Securities Act, Company will immediately notify Parent.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any event, condition, action, or effect that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach or impossibility of performance of any material agreement or covenant of the Company or its Stockholders contained in this Agreement;

(c) any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money or any other Liabilities, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

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(f) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property, Company IP Agreements or Company IP Registrations;

(g) material damage, destruction or loss (whether or not covered by insurance) to, or the imposition of any Lien on, its property, capital stock or assets, tangible or intangible;

(h) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(i) any material capital expenditures;

(j) (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (2) change in the terms of employment or engagement for any employee or independent contractor or any termination of any employees or independent contractors for which the aggregate costs and expenses exceed $10,000, or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(k) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(l) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law

(m) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(n) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability (except for increases that in the aggregate do not exceed $5,000) or reducing any Tax asset of Parent in respect of the Merger;

(o) the declaration or payment of any dividend or distribution of cash or other property to the Company’s shareholders, or the purchase, redemption or entering into of any agreements to purchase or redeem any shares of the Company’s capital stock;

(p) any alteration in the Company’s method of accounting; or

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(q) any Contract or undertaking to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. Except as set forth on Section 3.06(a) of the Company Disclosure Letter, the Company has filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes.

(b) Withholding. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, or other third party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made.

(d) Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company.

(e) Tax Rulings. The Company has not requested, nor is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(f) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(g) Ownership Changes. Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

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(h) Miscellaneous Tax Matters. (i) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement. (ii) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. (iii) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company. (iv) Except as set forth in Section 3.06(h) of the Company Disclosure Letter, the Company is not subject to any Taxes in jurisdictions located outside of the United States.

(i) Intended Tax Treatment. The Company has not taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.07 Intellectual Property.

(a) Section 3.07(a) of the Company Disclosure Letter lists all of (i) the Company IP Registrations and (ii) the Company Intellectual Property that are not registered but that are material to Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the Company IP Registrations are otherwise in good standing. The Company has provided or made available to the Company true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the Company IP Registrations.

(b) Section 3.07(b) of the Company Disclosure Letter lists all of the Company IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $5,000 per year. The Company has provided or otherwise made available to the Parent Parties true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company, in accordance with its terms and is in full force and effect. Neither the Company, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or, to the Knowledge of the Company, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth on Section 3.07(c) of the Company Disclosure Letter, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Company’s business or operations as currently conducted and as proposed to be conducted, in each case, free and clear of Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all of the Company Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a Company Material Adverse Effect. The Company has provided the Parent Parties with true and complete copies of all such agreements to the extent requested by the Parent Parties.

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(d) The consummation of the Merger and the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted, and such rights in such Intellectual Property will vest in and be usable by the Surviving Corporation, free and clear of any Lien, at the Closing as a result of the Merger.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) To the Knowledge of Company, the conduct of Company’s business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of Company, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of the Company do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.08 Compliance; Permits; Industry Memberships.

(a) Compliance. The Company is in compliance with all Laws or Orders applicable to the Company or by which the Company or its respective businesses, assets or properties are bound, except where non-compliance would not reasonably be expected to have a Company Material Adverse Effect. No Governmental Authority has issued, or, to the Company’s Knowledge, threatened to have any notice or notification stating that the Company is not in compliance with any Law in any material respect. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority

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(b) Permits. The Company holds, to the extent necessary to operate its business as such business is being operated as of the Agreement Date, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Permits are transferrable or assignable, and will remain in full force and effect for use by the Surviving Corporation effective at the Closing.

(c) Industry Memberships. The Company, directly or through its subsidiaries, holds or maintains memberships in several industry organizations that are involved in various aspects of the Company’s decarbonization business, including the following: Verra Registry, CBL Markets/Xpansiv CBL and the Climate Action Reserve. Section 3.08(c) of the Company Disclosure Letter contains a true and complete list, as of the Agreement Date, of such memberships and Company will provide all necessary assistance to transfer or assign such memberships to Surviving Corporation to the extent that any such transfer or assignment is required.

(d) Privacy and Data Security. The Company has provided true and correct copies of all current Privacy Policies adopted by the Company or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of the Company, The Company has, during the period beginning inception through the Agreement Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to the Company, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other confidential information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the Company. No claims have been asserted or, are threatened against the Company alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy, under any contract, or under any Law relating to any Personal Data or Customer Data. With respect to any Personal Data and Customer Data, the Company has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Data. The Company has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Data. There have been no facts or circumstances that would require Company to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

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Section 3.09 Litigation. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company or any officer or director of the Company in their capacities as such other than any such Action that does not involve an amount in controversy in excess of $50,000. All Actions pending or, to the Knowledge of the Company, threatened against the Company are set forth in Section 3.09 of the Company Disclosure Letter. None of the Company or any of its respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would be, individually or in the aggregate, material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations regardless of how a Governmental Authority describes such a proceeding, or internal investigations pending or, to the Knowledge of the Company, threatened, involving the Company or any Representative of the Company. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or Liability under federal or state securities Laws or a claim of breach of fiduciary duty.

Section 3.10 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Intentionally omitted.

Section 3.12 No Employees. Since its inception, the Company has had no employees. The Company has maintained compliance with all Laws and Contracts relating to hiring of independent contractors, including without limitation Laws relating to fair labor standards and practices, anti-discrimination, occupational health and safety and Tax Laws. To the Company’s Knowledge, (i) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, or independent contractor of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, or independent contractor of the Company or any of its Subsidiaries.

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Section 3.13 Real Property; Sufficiency of Assets. Since its inception, the Company has not owned any real property. Since its inception, the Company has not leased any real property. The rights, properties and assets of the Company are, and as of the Closing will be, sufficient for the conduct of its business as presently conducted and as proposed to be conducted in all material respects.

Section 3.14 Environmental Matters.

(a) Compliance with Environmental Laws. The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted. The Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Agreement Date.

(b) No Disposal, Release, or Discharge of Hazardous Substances. The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in Liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws. The Company has not aided and abetted a third party in any of the foregoing activities.

(c) No Production or Exposure of Hazardous Substances. The Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any real property; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law. The Company has not aided and abetted a third party in any of the foregoing activities. The Company is not aware of any condition, event or circumstance concerning the release or regulation of Hazardous Substance that might, after the Agreement Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(d) No Actions or Orders. The Company has not received written notice of and there is no Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

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(e) No Assumption of Environmental Law Liabilities. The Company has not assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f) Environmental Permits. The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.14(f) of the Company Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Agreement Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Agreement Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(g) The Company has provided or otherwise made available to the Parent Parties, and listed in Section 3.14(g) of the Company Disclosure Letter: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) Except as disclosed in Section 3.14(h) of the Company Disclosure Letter, the Company has not marketed or sold any services or products and represented that the Company and/or such services or products are carbon neutral or carbon zero.

Section 3.15 Material Contracts; Customers and Suppliers; Products and Services.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any consulting Contract (in each case with respect to which the Company has continuing obligations as of the Agreement Date) with any current or former (A) officer of the Company, (B) member of the Company Board; or (C) Affiliate of the Company.

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(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole;

(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, the Parent Parties or any of their Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after December 31, 2022 of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $10,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, capital stock or properties of the Company;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(viii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate the Parent Parties, the Surviving Corporation, or any of the their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $20,000, other than accounts receivables and payables;

(xi) any Contracts with as Material Customer or a Material Supplier;

(xii) any Contract involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled or terminated by the Company on less than 90 days’ notice;

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(xiii) any Contract to which the Company and a Governmental Authority are both a party; or

(xiv) any Contract which is not otherwise described above that is material to the Company.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the Agreement Date of all Company Material Contracts.

(c) No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) the Company has not, nor to the Knowledge of the Company, has any third party violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) the Company has not, nor to the Knowledge of the Company, has any third party in breach or default, or has received written notice of breach or default, or notice of termination or non-renewal, of any Company Material Contract.

(d) Customers and Suppliers.

(i) Section 3.15(d)(i) of the Company Disclosure Letter sets forth (i) each customer who has paid or agreed to pay aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid or agreed to be paid by each Material Customer during such periods. Except as provided on Section 3.15(d)(i) of the Company Disclosure Letter, the Company has not received any notice, and to the Company’s Knowledge it has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or reduce its relationship or future orders with the Company.

(ii) Section 3.15(d)(ii) of the Company Disclosure Letter sets forth (i) each supplier to whom the Company has paid or agreed to pay consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of orders and purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or reduce its relationship or future orders with the Company.

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(e) Company Products; Software; Systems.

(i) Section 3.15(e)(i) of the Company Disclosure Letter contains a correct, current and complete list of all currently distributed Company Products, identifying for each item all previous major releases. Since inception, as used in this Agreement, the term “major release” means any change embodied by the phrase “Version 1 to Version 2” etc. in contrast to changes labeled “Version 1.1 to Version 1.2” or “8.3.29” etc.

(ii) For all of the Company Products identified in Section 3.15(e)(ii) of the Company Disclosure Letter, Section 3.15(e)(ii) of the Company Disclosure Letter identifies all Company Intellectual Property and all Intellectual Property licensed to the Company under a Company IP Agreement and that are (A) used in the development, maintenance, use or support of such Company Product, (B) incorporated in or distributed or licensed with such Company Product in any manner for use in connection with such Company Product, or (C) used to deliver, host or otherwise provide services with respect to such Company Product, and in each case (except for non-customized, off-the-shelf software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $10,000), the Company IP Agreement relating to Company’s use of such item.

(iii) All Company Products are fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party. The Company has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Product or any related software or other Intellectual Property to any other Person. The Company is not subject to any Company IP Agreement (other than with respect to current customers pursuant to the Company’s standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require the Company to develop any software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with the Company Products (collectively, “Customizations”), and the Company owns and will continue to own all right, title and interest in and to all such Customizations developed by the Company.

(iv) Section 3.15(e)(iv) of the Company Disclosure Letter identifies all Company Intellectual Property that was developed under a Contract with a Governmental Authority using any government funding, resources or staff, and identifies all Company Intellectual Property to which any Governmental Authority has any rights (other than non-exclusive license rights granted to current customers to use Company Products pursuant to the Company’s form of customer agreement entered into and as modified in the ordinary course of business).

(v) The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all software included in the Company Intellectual Property.

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(vi) Except for application programming interfaces and other interface code that is generally available to customers, the Company has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than an independent contractor or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product.

(vii) As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any Company Product.

(viii) Section 3.15(e)(viii) of the Company Disclosure Letter sets forth a true and complete list of each item of open source software that is or has been used by or on behalf Company, in the development of or that is incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product, and for each such item of open source software, (A) the applicable Company Product, and (B) the name and version number of the applicable license agreement.

(ix) The Company has complied in all material respects with all notice, attribution and other requirements of each license applicable to the open source software required to be disclosed in Section 3.15(e) of the Company Disclosure Letter.

(x) The Company has not used any open source software in a manner that does, will or would reasonably be expected to, require Company or any other Person to (A) disclose or distribute the source code of the software of any Company Product, (B) license or otherwise offer or distribute any Company Product on a royalty-free basis, or (C) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Company Product or Company Intellectual Property.

(xi) All Company Products conform in all material respects to all applicable warranties in all Contracts with customers.

(xii) To the Company’s Knowledge, none of the Company Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Company Product against its applicable specifications.

(xiii) To the Company’s Knowledge none of the Company Products, and no other software used in the provision of any Company Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (A) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Company Product or such other software is installed, stored or used, or (B) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company has taken reasonable steps designed to prevent the introduction of Malicious Code into the Company Products.

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(xiv) The Company Systems are sufficient for the needs of the Company’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Company’s business as currently conducted.

(xv) Since its inception, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Company Systems, that has resulted in or could reasonably be expected to result in any: (A) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (B) material loss, destruction, damage or harm of or to Company or its operations, personnel, property or other assets; or (C) material Liability of any kind to the Company. The Company has taken reasonable actions, consistent with applicable industry best practices in the Company’s industry, to protect the integrity and security of the Company Systems and the data and other information stored thereon.

(xvi) The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(xvii) Each Company Product sold, licensed, distributed or installed by the Company has been in conformity in all material respects with all applicable standards for quality, product safety and workmanship prescribed by applicable Law and Contracts. The Company has not provided any guaranty, warranty or other indemnity with respect to any such Company Product beyond the applicable standard terms and conditions of sale in any material respect. Copies of the Company’s standard terms and conditions for each Company Product (containing applicable guaranty, warranty, return policy and indemnity provisions) have been made available to the Parent Parties. Since the inception, there have been no warranty claims, other than as set forth on Section 3.15(e)(i) of the Company Disclosure Letter.

(xviii) Since inception, there has been no material Liability of the Company, or incident that could reasonably be expected to lead to a material Liability of the Company, for bodily injury to any person, death, property damages as a result of the ownership, possession or use of any products or services contracted for, sold, licensed, distributed or installed by the Company.

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(xiv) No Governmental Authority has notified the Company in writing that any product or service sold, licensed, distributed, designed, manufactured, held in inventory, marketed, delivered or installed by the Company is defective or unsafe or fails to meet any product or service warranty or any standards promulgated by any such Governmental Authority. None of the Company’s products or services is, or has been since inception, subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority or otherwise (and to the Knowledge of the Company, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

No claims have been asserted or, are threatened against the Company alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy or otherwise, under any Contract, or under any Law relating to any Personal Data. With respect to any Customer Data and Personal Data, the Company has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Data. The Company has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Data. There have been no facts or circumstances that would require Company to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

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Section 3.17 Anti-Corruption Matters. Neither the Company nor any director, officer or, to the Knowledge of the Company, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or applicable state law; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. The Company has not disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.18 Sanctions; Money Laundering Laws.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, none of the Company, or, to the Company’s Knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws. For purposes hereof, the term “Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom; and the term “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

(b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or any Subsidiary, threatened.

Section 3.19 CIFIUS Compliance. To the Knowledge of the Company, the consummation of the Merger will not require review of the transaction by the Committee on Foreign Investment in the United States (“CIFIUS”) and will not violate any provisions of the Foreign Investment Risk Review Modernization Act of 2018, the Defense Production Act of 1950, as amended, EO 14083 or EO 11858 (1975). Based upon the facts known to the Company, the Company believes that the Merger does not involve a “covered investment” and does not intend to file a CIFIUS Notice with respect to the Merger.

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Section 3.20 Solvency.

(a) No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating the Company or any Subsidiary thereof as the bankrupt or the insolvent, are pending or, to the Knowledge of the Company threatened, and neither the Company nor any Subsidiary has made an assignment for the benefit of creditors, nor has the Company or any Subsidiary thereof taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

(b) Immediately after giving effect to the transactions contemplated hereby, the Company shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud any creditors of the Company.

Section 3.21 Related Party Transactions. Except as provided in Section 3.21 of the Company Disclosure Letter, no executive officer or director of the Company or any person owning 5% or more of the Company Shares (or any of such person’s, person who shares an immediate family members or a residence Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since inception. To the Company’s Knowledge, no Stockholder nor any Affiliate of any Stockholder or the Company owns has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Other than the Contracts relating to the ownership of Company capital stock by the Stockholders and Contracts relating to employment, copies of which have been made available to the Parent Parties, no Stockholder, nor any Affiliate of any Stockholder or the Company, is a party to any Contract with, or has any claim or right against, the Company.

Section 3.22 Information Supplied. None of the information supplied by or on behalf of the Company or the Stockholders to the Parent Parties, including the representations and warranties set forth herein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or the Stockholders.

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ARTICLE IV

Representations and Warranties of the Parent Parties

Except: (a) as disclosed in the WTRV SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; the Parent Parties hereby severally represent and warrant to the Company as follows.

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of the Parent Parties and their respective Subsidiaries is (i) a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. (ii) qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Articles of Incorporation and By-Laws of WTRV as most recently filed with the WTRV SEC Documents are true, correct, and complete copies of such documents as in effect as of the Agreement Date. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub. No Parent Party is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Parent Parties have been validly issued and are owned by the applicable the Parent Party, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of such the Parent Party. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, or as disclosed in Section 4.01(c) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

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Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of WTRV consists of: (i) 500,000,000 shares of $0.0001 par value WTRV Common Stock; and (ii) 5,000,000 shares of $0.0001 par value preferred stock of Parent (the “WTRV Preferred Stock”). As of the Agreement Date: (A) 56,476,604 shares of WTRV Common Stock were issued and outstanding; (B) 939.178 shares of Series A WTRV Preferred Stock were issued and outstanding (C) no shares of Series B WTRV Preferred Stock were issued and outstanding, (D) no shares of Series C WTRV Preferred Stock were issued and outstanding, (E) 339.663 shares of Series D WTRV Preferred Stock were issued and outstanding, and (F) no shares of Series E WTRV Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of WTRV are, and all shares of capital stock of WTRV which may be issued as contemplated or permitted by this Agreement, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. Except for the Parent Share Merger Consideration to be held by Merger Sub immediately prior to the Effective Time in connection with this Agreement and the Merger contemplated hereby, no Subsidiary of a Parent Party owns any shares of WTRV Common Stock.

(b) Stock Awards.

(i) As of the Agreement Date, an aggregate of 0 shares of WTRV Common Stock were reserved for issuance pursuant to WTRV Equity Awards not yet granted under the WTRV Stock Plans. As of the Agreement Date, no shares of WTRV Common Stock were reserved for issuance pursuant to outstanding WTRV Stock Options, 22,200,000 shares of WTRV Common Stock were reserved for issuance pursuant to outstanding restricted stock units and 5,000,000 shares of WTRV Restricted Shares were issued and outstanding. Except as set forth in Section 4.02(b) of the Parent Disclosure Letter, since January 1, 2024 and through the Agreement Date, no WTRV Equity Awards have been granted and no additional shares of WTRV Common Stock have become subject to issuance under the WTRV Stock Plans. All shares of WTRV Common Stock subject to issuance under the WTRV Stock Plans, including the WTRV Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.05, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable (including payment of the exercise price therefore, if applicable), will be duly authorized, validly issued, fully paid, and non-assessable.

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(ii) Other than the WTRV Equity Awards or as set forth in Section 4.02(b) of the Parent Disclosure Letter, as of the Agreement Date, there are no outstanding (A) securities of WTRV or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or Indebtedness of WTRV, (B) options, warrants, or other agreements or commitments to acquire from WTRV or any of its Subsidiaries, or obligations of WTRV or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) or Indebtedness of WTRV, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of WTRV, in each case that have been issued by WTRV or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of WTRV, being referred to collectively as “Parent Securities”). All outstanding shares of WTRV Common Stock, all outstanding WTRV Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of WTRV, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the Agreement Date, there are no outstanding Contracts requiring WTRV or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any WTRV Securities or WTRV Subsidiary Securities. Neither WTRV nor any of its Subsidiaries is a party to any voting agreement with respect to any WTRV Securities or WTRV Subsidiary Securities.

(d) WTRV Subsidiary Securities. As of the Agreement Date, there are no outstanding: (i) securities of WTRV or any of its Subsidiaries convertible into or exchangeable capital stock, voting securities, other ownership interests or Indebtedness in any Subsidiary of WTRV; (ii) options, warrants, or other agreements or commitments to acquire from WTRV or any of its Subsidiaries, or obligations of WTRV or any of its Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of WTRV; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of WTRV, in each case that have been issued by a Subsidiary of WTRV (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “WTRV Subsidiary Securities”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each Parent Party has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by each Parent Party and the consummation by each Parent Party of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Parent Party and no other corporate proceedings on the part of any Parent Party are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the WTRV Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each Parent Party and, assuming due execution and delivery by the Company and the Stockholders, constitutes the legal, valid, and binding obligation of each Parent Party, enforceable against such Parent Party Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally, by general principles of equity and insofar as the provisions relating to indemnification may be unenforceable.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by each Parent Party and the consummation by each Parent Party of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of any Parent Party; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, conflict with or violate any Law applicable to any Parent Party or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any each Parent Party’s or any of their Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which a Parent Party or any of their Subsidiaries is a party or otherwise bound as of the Agreement Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of any Parent Party or any of their Subsidiaries; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Authority is required to be obtained or made by a Parent Party in connection with the execution, delivery, and performance by the Parent Parties of this Agreement or the consummation by the Parent Parties of the Merger, the WTRV Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Florida Secretary of State, pursuant to the FBCA; (ii) the filing of such reports under the Exchange Act; (iii) the filing with the SEC of a Form D notice pursuant to Rule 506 (b) of Regulation D under the Securities Act with respect to the Merger or the issuance of Parent Share Merger Consideration; (iv) such notices as may be required under applicable state securities or “blue sky” Laws; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(d) Board Approval.

(i) The Parent Board by resolutions duly adopted and not subsequently rescinded or modified in any way, has (approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the WTRV Stock Issuance, upon the terms and subject to the conditions set forth herein.

(ii) This Agreement and the Merger will not result in the violation of any anti-takeover or similar Laws applicable to any Parent Party.

Section 4.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Except as set forth in Section 4.04(a) of the Parent Disclosure Letter, WTRV has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 25, 2022 (the “WTRV SEC Documents”). Except as set forth in Section 4.04(a) of the Parent Disclosure Letter, true, correct, and complete copies of all the WTRV SEC Documents are publicly available on EDGAR. Except as set forth in Section 4.04(a) of the Parent Disclosure Letter, as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Agreement Date, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the WTRV SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such WTRV SEC Documents. None of the WTRV SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the Agreement Date, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of WTRV, none of the WTRV SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the WTRV SEC Documents. None of WTRV’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither WTRV nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Authority.

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(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the WTRV SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of WTRV and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Undisclosed Liabilities. Except as disclosed in Section 4.04(c) of the Parent Disclosure Letter, the most recent unaudited balance sheet of WTRV contained in the WTRV SEC Documents filed prior to the Agreement Date is hereinafter referred to as the “WTRV Balance Sheet.” Neither WTRV nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the WTRV Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the WTRV Balance Sheet in the ordinary course of business consistent with past practice or relating to tax credits; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) are not required to be disclosed under GAAP; (v) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or (vi) Liabilities reflected in Section 4.04 of the Parent Disclosure Letter.

Section 4.05 Absence of Certain Changes or Events. Since the date of the WTRV Balance Sheet, except as set forth in Section 4.05 of the Parent Disclosure Letter or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Parent Parties and each of their Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06 Compliance; Permits.

(a) Compliance. WTRV and each of its Subsidiaries are and, since July 25, 2022, have been in compliance with, all Laws or Orders applicable to WTRV or any of its Subsidiaries or by which WTRV or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since July 25, 2022, no Governmental Authority has issued any notice or notification stating that WTRV or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(b) Permits. WTRV and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the Agreement Date, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of WTRV or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. WTRV and each of its Subsidiaries is and, since July 25, 2022, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07 Litigation. Except as set forth in Section 4.07 of the Parent Disclosure Letter, there is no Action pending, or to the Knowledge of Parent, threatened against WTRV or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of WTRV or any of its Subsidiaries in their capacities as such other than any such Action that (i) is listed on Section 4.07 of the Parent Disclosure Letter, and (ii) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 4.07 of the Parent Disclosure Letter, none of WTRV or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to be, individually or in the aggregate, material to WTRV. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of WTRV or any of its Subsidiaries or any malfeasance by any officer or director of WTRV.

Section 4.08 Brokers. No Parent Party, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.09 Information Supplied. None of the information supplied by or on behalf of the Parent Parties to Company, including the representations and warranties set forth herein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Parent Parties.

Section 4.10 Intended Tax Treatment. No Parent Party nor any of their Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.11 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a Subsidiary of Parent.

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Section 4.12 Anti-Corruption Matters. Since July 25, 2022, none of the WTRV, its Subsidiaries, nor any director, officer or, to the Knowledge of the Parent, employee or agent of the WTRV or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. WTRV has not disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Parent, no Governmental Authority is investigating, examining, or reviewing WTRV’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.13 Sanctions. Except as would not reasonably be expected to be, individually or in the aggregate, material to WTRV, none WTRV, its Subsidiaries, or, to the Parent’s Knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the WTRV, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

ARTICLE V

Representations and Warranties of the Stockholders; Covenants, Agreements and Releases

Each Stockholder, severally and not jointly, represents and warrants to the Parent Parties that the statements contained in this Article V are true and correct as of the date hereof:

Section 5.01 Accuracy of Company Representations and Warranties. To the Knowledge of such Stockholder (except with respect to the Majority Stockholder for which this Section 5.01 is not qualified by Knowledge), the representations and warranties of the Company set forth in Article III are accurate and complete.

Section 5.02 Title. Such Stockholder is the sole record and beneficial owner of all of the Company Shares set forth below such Stockholder’s name on the signature page to this Agreement and such Stockholder owns such Company Shares, free of any Liens and, as such, has the exclusive right and full power to sell, transfer and assign the Company Shares free of any such Liens.

Section 5.03 Power and Authority. Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his/its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally, by general principles of equity and insofar as the provisions relating to indemnification may be unenforceable. The execution, delivery, and performance of this Agreement have been duly authorized by the Stockholder.

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Section 5.04 No Conflict. The execution and delivery of this Agreement by such Stockholder and the observance and performance of the terms and provisions contained herein do not constitute a violation or breach of any applicable Laws, or any provision of any Contract or instrument to which the Stockholder is a party or by which he is bound, or any order, writ, injunction, decree, statute, rule, or regulation applicable to such Stockholder.

Section 5.05 Approvals. Such Stockholder has approved this Agreement and the transactions contemplated hereby.

Section 5.06 No Insolvency. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating such Stockholder or an Affiliate thereof as the bankrupt or the insolvent, are pending or, to the actual knowledge of the Stockholder, threatened and the Stockholder has not made an assignment for the benefit of creditors, nor has the Stockholder or any Affiliate thereof taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

Section 5.07 Litigation. There are no Legal Proceedings pending or, to the actual knowledge of such Stockholder, threatened, which could reasonably be expected to restrain or prevent such Stockholder from selling the Company Shares pursuant to the terms and provisions of this Agreement.

Section 5.08 Brokers. Such Stockholder has no Liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.09 No Restrictions. Other than this Agreement, such Stockholder is not a party to or bound by any Contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of Law) any Company Shares or other securities of the Company, or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the Company Shares or any other securities of the Company.

Section 5.10 No Consent. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority or body or any other person is required to be obtained, made or given by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or any other agreements or instruments executed and delivered hereunder or thereunder by the Stockholder, or the performance of any obligations hereunder or thereunder by the Stockholder, including the sale and delivery of the Company Shares by the Stockholder pursuant to this Agreement.

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Section 5.11 Investment Intent. The Parent Share Merger Consideration to be received by such Stockholder hereunder will be acquired for investment and only for the Stockholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Stockholder has no present intention of publicly selling, granting any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, the Stockholder does not agree to hold any of the Parent Share Merger Consideration for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Parent Share Merger Consideration pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that such Stockholder complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

Section 5.12 Investment Experience. Such Stockholder is an experienced investor and acknowledges and represents that: (a) it is able to fend for itself; (b) can bear the economic risk of its investment in the Parent Share Merger Consideration; and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risk of its investment in the Parent Share Merger Consideration.

Section 5.13 Accredited Investor Status. Such Stockholder either (i) is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, or (ii) is not a U.S. person within the meaning of Regulation S promulgated under the Securities Act.

Section 5.14 Information Supplied. None of the information supplied by or on behalf of such Stockholder to the Parent Parties, including the representations and warranties set forth herein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of such Stockholder.

Section 5.15 Covenants, Agreements and Releases. Each Stockholder agrees as follows:

(a) Acknowledgement, Waiver and Release; Certain Representations. Such Stockholders acknowledges and agrees that by virtue of entering into this Agreement, such Stockholder is not a Dissenting Stockholder (as defined in Section 2.07), and will not be entitled to any appraisal rights under Section 262 of the DGCL or any other applicable Law or Charter Document. A copy of Section 262 of the DGCL is attached as Schedule 5.15, and such Stockholder acknowledges that it has received and reviewed a copy of such provision and understands the consequences of waiving and releasing its appraisal rights thereunder. Without limiting the other provisions of this Agreement (including Section 5.15(b) below), such Stockholders hereby waives, covenants not to sue, assert or perfect, agrees to refrain from exercising and releases each Parent Party, the Company and the Surviving Corporation, and all their respective Affiliates and their Representatives from any and all rights it has or may have and Actions related to appraisal rights under Section 262 of the DGCL, including without limitation the advance notice provisions set forth therein with respect to the Merger and the related transactions contemplated by this Agreement. Such Stockholder represents, warrants and acknowledges that it is a sophisticated investor knowledgeable on the Company’s and WTRV’s respective businesses and on financial, business and Tax matters generally, and is capable of assuming the risk of loss inherent in the Merger, and that such Stockholder has been afforded an opportunity to consult with legal counsel, accounting and financial representatives and such other professionals as it may deem necessary or appropriate in deciding whether to enter into this Agreement and participate in the Merger, and agree to the releases, waivers, covenants and agreements set forth herein. Each Stockholder acknowledges and agrees that such Stockholder understands and acknowledges that such Stockholder may hereafter discover facts and legal theories concerning the releases set forth herein and the subject matter hereof in addition to or different from those of which such Stockholder now believes to be true.

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(b) Further Release. Without limiting the foregoing or any other provision of this Agreement, effective as of the Effective Time each Stockholder, on its own behalf and on behalf of its respective heirs, family members, successors, assigns and executors, Affiliates and Representatives (each, a “Releasing Party”), hereby unconditionally and irrevocably and forever release and discharge each of the Parent Parties and the Company, and each of their respective Affiliates (including, as of the Closing Date, the Surviving Corporation), and each of their respective Representatives (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing, in respect of the undersigned’s ownership of Company Shares, any right to obtain any equity of the Company or any right under the Company’s Charter Documents where the exercise of any such right would in any way prevent, conflict with, hinder or be inconsistent with the execution and performance of this Agreement, the other agreements and documents executed by the undersigned in connection with the transactions contemplated thereby, or the consummation of the Merger or any of the other transactions contemplated hereby. Without limiting the foregoing, the undersigned hereby waives any notice with respect to the transactions contemplated by this Agreement to which the undersigned may have been entitled pursuant to any agreement with the Company or as otherwise required under applicable Law. Such Stockholder expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Such Stockholder understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims and acknowledge and agree that this waiver is an essential and material term of this Agreement. Such Stockholder acknowledges that the Parent Parties are relying on the representations, warranties, covenants, agreements, waivers and releases provided in this Article V in connection with entering into this Agreement and that this Article V is intended for the benefit of, and to grant third party rights to, the Company’s, the Parent Parties’ and the Surviving Corporation’s respective Affiliates to enforce this Article V. Each Stockholder represents and warrants that each of the Released Claims is hereby fully and finally discharged, settled and satisfied as of the Effective Time.

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ARTICLE VI

Closing Conditions; Post-Closing Covenants; Indemnification Provisions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Stockholder Consent.

(b) The Certificates of Merger shall have been filed with the Secretaries of State of Delaware and Florida, as applicable.

(c) No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the WTRV Stock Issuance, or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company (other than in Section 3.01, Section 3.02, Section 3.03, Section 3.03, Section 3.04, Section 3.05, Section 3.10 and Section 3.14) (collectively, the “Company Specified Representations”)), set forth in ARTICLE III of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all respects as of the Agreement Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Company Material Adverse Effect.

(ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

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(iii) the Company Specified Representation shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all material respects as of the Agreement Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the Agreement Date, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof and such other matters as Parent may reasonably require.

(e) executed copies or evidence of completion of each of the following: (i) duly completed and executed copies of this Agreement, the Stockholder Schedule in the form attached as Schedule 6.02(e), stock powers, and such additional information and documents as the Parent reasonably requests for purposes of effecting the Merger, from each Stockholder; (ii) the Board Recommendation and Requisite Company Stockholder Consent, (ii) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of each of the jurisdictions under the Laws in which the Company and its Subsidiaries are organized or conduct business; (iii) the Option Terminations and other matters and deliverables set forth in Section 2.05; (iv) the Estimated Working Capital and the calculations therefore; (v) evidence of consent to assumption of Material Contracts by the Surviving Corporation, to the extent required by any such Material Contracts; and (vi) such other deliverables as the Parent may reasonably require.

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Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Parent Parties (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10 (collectively, the “Parent Specified Representations”)) set forth in ARTICLE IV of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitations set forth therein) in all respects as of the Agreement Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(ii) the representations and warranties of the Parent Parties contained in Section 4.02(a) will be true and correct (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

(iii) the Parent Specified Representations shall be true and correct (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or any similar limitation set forth herein) in all material respects as of the Agreement Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the Agreement Date, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

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Section 6.04 Post-Closing Covenants.

(a) Confidentiality. Except as provided in Section 6.04(c), none of the Parent Parties, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or the Parent Parties, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder or the rules of any applicable national securities exchange), in which case Parent or Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party(ies), prior to announcement or issuance; provided, however, that, subject to this Section 6.04(a), each party and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, members, managers and investors without the consent of any other party(ies); and provided, further, that subject to this Section 6.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b) Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required for Parent’s compliance with Rule 506(b) of Regulation D under the Securities Act.

(c) Directors’ and Officers’ Indemnification.

(i) Indemnification. Merger Sub agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the Agreement Date, or pursuant to any other Contracts in effect on the Agreement Date and disclosed in Section 5.09(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of one year from the Effective Time, the Surviving Corporation’s Charter Documents shall contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the Agreement Date. During such one-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(ii) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 6.04(d) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.04(d) applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.04(d) applies shall be third party beneficiaries of this Section 6.04(d), each of whom may enforce the provisions of this Section 6.04(d)).

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(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.04(e). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.04(e) is not prior to, or in substitution for, any such claims under any such policies.

(e) Actions or Proceedings. In the event that any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any Action, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(f) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company shall not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

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(g) Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) The Company shall promptly advise Parent in writing after becoming aware of any Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

(i) Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(j) Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(k) Rule 144. WTRV will use commercially reasonable efforts to disclose current public information for the purpose of maintaining eligibility of secondary sales of WTRV Common Stock under Rule 144 promulgated under the Securities Act.

Section 6.05 Indemnification Provisions.

(a) Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the 24-month anniversary of the Closing Date; provided, that the Company Specified Representations and the Parent Specified Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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(b) Indemnification By the Majority Stockholder. Subject to the other terms and conditions of this Section 6.05, the Majority Stockholder shall indemnify and defend each Parent Party and their Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the Company and Majority Stockholder contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of the Company Specified Representations), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment by such Majority Stockholder of Article V;

(iii) any inaccuracy in or breach of any of the Company Specified Representations;

(iv) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(v) any claim made by any Stockholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations with respect to or relating thereto as contemplated by this Agreement;

(vi) any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of the breach or non-fulfillment by any Stockholder of the covenants, agreements, releases and waivers set forth in Section 5.15, including without limitation with respect to the appraisal rights under Section 262 of the DGCL and any Action brought by any other Stockholder in connection therewith, including any assertion that the covenants, agreements, waivers and releases set forth therein are unenforceable.

(vii) any Expenses related to this Agreement and the transactions contemplated hereby or Closing Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing; or

(viii) any True Up payable by the Stockholders in accordance with Section 2.08.

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The Holdback Amount applicable to the Majority Stockholder shall consist of the Pro Rata Portion of the Parent Share Merger Consideration held by the Majority Stockholder individually and by entities he controls. Notwithstanding the foregoing, the indemnification obligations of the Majority Stockholder under this Section 6.05(b) shall apply without regard to the Majority Stockholder’s Pro Rata Portion.

(c) Indemnification By the Stockholders. Each Stockholder, severally and not jointly, shall indemnify and defend each Parent Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any breach or non-fulfillment by such Stockholder of Article V; or

(ii) such Stockholders’ Pro Rata Portion of any True Up payable by the Stockholders in accordance with Section 2.08.

(d) Indemnification By Parent. Subject to the other terms and conditions of this Section 6.05, Parent shall indemnify and defend the Stockholders and their Affiliates (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the Parent Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Parent Party pursuant to this Agreement.

(e) For purposes of this Section 6.05 any inaccuracy in or breach of any representation or warranty, and any Losses arising therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) Indemnification Procedures. The party making a claim under this Section 6.05 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 6.05 is referred to as the “Indemnifying Party”. For purposes of this Section 6.05, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Majority Stockholder, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Majority Stockholder. Any payment received by the Majority Stockholder as the Indemnified Party shall be distributed to the Stockholders based on their respective Pro Rata Portions.

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(g) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a customer or supplier of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(f), it shall have the right to take such action as it deems necessary in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnifying Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one law firm representing the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.05(f), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Majority Stockholder and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(h) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying each Party may settle any Third Party Claim as long as the Indemnified Party receives an unconditional release from all liabilities and obligations in connection with such Third Party Claim.

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(i) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Parent or Surviving Corporation.

(j) Payments; Holdback Amount.

(i) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 6.05, the Indemnifying Party shall satisfy its obligations within 10 days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the post-judgment interest rate specified by applicable Law, except to the extent that interest accrues earlier under applicable law.

(ii) Any Losses payable to a Parent Indemnitee pursuant to this Section 6.05 shall be satisfied: (A) first, from the Holdback Amount; and (B) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Holdback Amount, from the Majority Stockholder.

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(iii) The Stockholders acknowledge that part of the Parent Share Merger Consideration consists of the Holdback Amount. The stock transfer records of WTRV shall reflect that a portion of each Stockholder’s Holdback Amount is subject to restrictions as provided in this Agreement. On the 12-month anniversary of the Closing Date (or if such date is not a Business Day, the first Business Day immediately following such date, such period referred to herein as the “Holdback Period”), the Parent shall make payment by removal of the restriction from shares of WTRV Common Stock issued to each Stockholder based on such Stockholder’s Pro Rata Portion in an amount (the “Holdback Disbursement”) equal to the balance of the Holdback Amount after deducting (i) the amount of all claims theretofore resolved in favor of the Parent Indemnitees pursuant to Section 2.08 and this Section 6.05, and (ii) the amount of any unresolved claims specified in any Claim Notice theretofore delivered to the Majority Stockholder prior to termination of the Holdback Period (the “Unresolved Claims Amount”), which Unresolved Claims Amount shall remain with Parent until such claims have been resolved. As each such claim is resolved (such resolution to be evidenced by the written agreement of the applicable Parent Indemnitees and Indemnifying Parties or the final, non-appealable adjudication of the court), and within five Business Days thereafter, the Parent shall remove the restriction as to each Stockholder of shares of WTRV Common Stock based on such Stockholder’s Pro Rata Portion in an amount (an “Additional Holdback Disbursement”) equal to the balance of the Unresolved Claims Amount after deducting the amount of all such claims resolved in favor of the Parent Indemnitees and any remaining unresolved claims.

(k) Holdback Share Value. The Holdback Shares shall have an ascribed value per share for purposes of indemnification and any other payments therefrom under this Agreement equal to the lower of (1) the 10-day VWAP and (2) 50% of the last sale price reported by the Trading Market immediately prior to the Effective Time.

(l) Stockholder Pro Rata Portions. Except with respect to a breach of a representation or a warranty under Article V, the Stockholders’ relative indemnification obligations under this Agreement shall be determined in accordance with their respective Pro Rata Portions. Provided, however, that the foregoing limitation does not apply to the Majority Stockholder in connection with any breach of a representation or warranty contained in Article III.

(m) Exclusive Remedies. Subject to Section 8.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6.05. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 6.05. Nothing in this Section 6.05 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud or willful misconduct.

(n) Certain Other Matters. Each Party acknowledges that it has had the opportunity to conduct a due diligence investigation about the counter Party(ies), and in no event shall a Party have any liability to the counter Party(ies) with respect to a breach of representation, warranty or covenant under this Agreement to the extent that such Party knew of such breach as of the Closing Date.

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Section 6.07. Non-Compete; Non-Solicitation.

(a) Non-Compete; Non-Solicitation.

(i) The Majority Stockholder acknowledges the highly competitive nature of the business of the Company and accordingly agrees that, in connection with the Merger, which will result in the acquisition by Parent of the Company’s business and assets, including its goodwill and customer relationships, Intellectual Property and proprietary information, which Parent consider to be valuable assets necessary for the Company to continue to operate its business following the Closing, and in exchange for the Merger Consideration payable to the Majority Stockholder at Closing plus such additional Merger Consideration as may be payable to the Majority Stockholder following the Closing pursuant to Section 2.08, which Merger Consideration shall constitute full consideration for the covenants and restrictions set forth herein, the Majority Stockholder agrees, for a period of three years from the Closing Date (the “Restricted Period”) not to engage in Prohibited Activity within the United States. For purposes of this Section 6.07, “Prohibited Activity” means any activity in which the Majority Stockholder, directly or indirectly: (A) contributes their skills, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, or any other similar capacity to any Person established or engaged in the business of the provision of environmental consulting and related services, (B) solicits the customers of the Company (1) not to conduct business with the Company, (2) to reduce the amount of business it conducts with the Company or (3) to purchase products or services from any business which competes with the Company in the provision of environmental consulting and related services, (C) solicits the employees of the Company to leave the employ of the Company, or (D) uses or discloses any trade secrets, proprietary information, or confidential information of the Company and its business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Majority Stockholder from purchasing or owning less than 5% of the publicly-traded securities of any entity, provided that such ownership represents a passive investment and that the Majority Stockholder is not a controlling person of, or a member of a group that controls, such entity or from making generalized searches for employees by the use of advertisements in the media or by retaining search firms to engage in generalized searches for employees not otherwise in contravention of this Agreement or any other Transaction Document.

(b) The Majority Stockholder acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate business interests of Parent and constitute a material inducement to Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any order of an applicable Governmental Authority, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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For the avoidance of doubt, this Section 6.07 is subject to the governing law, exclusive jurisdiction and venue provisions of Sections 8.04 and 8.05 of this Agreement and shall be reviewed and interpreted only under the Laws and by the courts set forth in Sections 8.04 and 8.05.

ARTICLE VII

Termination, Amendment, and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Stockholder Consent or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Stockholder Consent or the Requisite Parent Vote):

(a) if the Merger has not been consummated on or before April 30, 2024 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the WTRV Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Stockholder Consent shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) if the WTRV Stock Issuance has been submitted to the stockholders of WTRV for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such WTRV Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

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Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Parent Vote at the WTRV Stockholders Meeting, the Parent Board authorizes Parent, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal;

(b) if: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in this Agreement; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Company Stockholder Consent, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement;

(b) if: (i) a Parent Adverse Recommendation Change shall have occurred or Parent shall have approved or adopted, or recommended the approval or adoption of, any Parent Acquisition Agreement; or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Parent Parties set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

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Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(c), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses. The Company shall have paid all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby prior to the Closing.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Stockholder Consent, by written agreement signed by each of the parties hereto; provided, however, that: following the receipt of the Requisite Company Stockholder Consent, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval;

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

Miscellaneous

Section 8.01 Definitions. In addition to other words and phrases which are defined by this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, inquiries claims, audits, hearings, charges, complaints, indictments, or other litigations, regardless of how a Governmental Authority names any of the foregoing.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.01(d).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Houston, TX are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Cash Merger Consideration” has the meaning set forth in Section 2.01(b).

“Certificates of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a limited partnership, the articles or certificate of limited partnership and the limited partnership agreement; (d) with respect to a general partnership, the partnership agreement; and € with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

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“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Consent provided to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within 10 Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.03 (e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter, dated as of the Agreement Date and delivered by the Company to the Parent Parties concurrently with the execution of this Agreement.

“Company Equity Award” means a Company Stock Option granted under one of the Company’s 2022 Omnibus Incentive Plan, as the case may be.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all of the Company’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (ii) any changes in applicable Law or GAAP or other applicable accounting standards (iii) general conditions in the industry in which the Company operates; or (iv) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conduct its business.

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“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Privacy Policy” means each external or internal, past or present privacy policy or privacy or data security-related policy of Company, as well as any representation, obligation or promise of Company under any contract, relating to: (i) the privacy of customers or users of any Company Products, website, products or services operated by or on behalf of Company; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Data, each as defined.

“Company Products” means all proprietary products and services of the Company that are currently being, or at any time since the Company’s inception have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Company.

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Shares” shall mean the Company Common Stock.

“Company Stockholders” shall mean all holders of Company Common Stock as of the time immediately prior to the Effective Time.

“Company Stock Option” has the meaning set forth in Section 2.05(a).

“Company Systems” means all software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Company in the conduct of its business as currently conducted.

“Company’s 2022 Omnibus Incentive Plan” means the following plans, in each case as amended: Truuli Environmental Inc. 2022 Equity Incentive Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

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“Confidentiality Agreement” means the Confidentiality Agreement, dated November 15, 2023, between WTRV and the Company.

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Covered Person” has the meaning set forth in Rule 506(d)(1) of Regulation D under the Securities Act.

“Customer Data” means all data, text, content, information or other material uploaded or otherwise transmitted by Company’s customers to, or stored by Company’s customers on or in, Company Products or any service of Company.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholder” has the meaning set forth in Section 2.07.

“Dissenting Shares” has the meaning set forth in Section 2.07.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval database of the SEC.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Exchange Act” has the meaning set forth in Section 4.04(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, and all other matters related to the Merger, the WTRV Stock Issuance, and the other transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Amount” means the Holdback Shares.

“Holdback Shares” means 1,000,000 shares of WTRV Common Stock.

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“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X (formerly Twitter), Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and the Majority Stockholder, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter after due inquiry; (b) with respect to the Parent Parties and their Subsidiaries, the actual knowledge of each of Randy May and Jay Puchir after due inquiry; and (iii) with respect to each Stockholder other than the Majority Stockholder, the actual knowledge of such Stockholder.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

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“Losses” means losses, damages, Liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub Common Stock” has the meaning set forth in Section 2.01(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Order” has the meaning set forth in Section 3.09.

“OTCQB” means the venture over-the-counter market that utilizes OTC Link, an electronic inter dealer quotation system operated by OTC Markets Group Inc.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter, dated as of the Agreement Date and delivered by the Parent Parties to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Parent Parties and their Subsidiaries, taken as a whole; or (b) the ability of the Parent Parties to timely perform their obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (ii) any changes in applicable Law or GAAP or other applicable accounting standards (iii) general conditions in the industry in which the Parent Parties and their Subsidiaries operate; or (iv) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii) or (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Parent Parties and their Subsidiaries, taken as a whole, compared to other participants in the industries in which the Parent Parties and their Subsidiaries conduct their businesses.

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“Parent Share Merger Consideration” has the meaning set forth in Section 2.01(c).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (h) Liens on vehicles and equipment operated in the ordinary course of business consistent with past practice.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means: (i) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, (ii) data collected from an IP address, unique device identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, where such data (a) is collected from a particular computer or device regarding online activities; or (b) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application, and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Data also includes any information not listed in (i), (ii) or (iii) above if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

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“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by a party hereto or its Affiliates or privacy policies required by applicable Laws.

“Pro Rata Portion” with respect to a Stockholder or a given number of Company Shares means such number of Company Shares divided by the total number of Company Shares outstanding as of the date of this Agreement (without giving effect to Dissenting Shares).

“Representatives” with respect to a Person means such Person’s and its Subsidiaries’ directors, officers, managers, employees, consultants, attorneys, accountants, consultants, financial advisors, investment bankers and other agents of such Person.

“Requisite Company Stockholder Consent” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 4.04(a).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Trade Secrets” means trade secrets under the common law and applicable statutes including all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if (a) the owner thereof has taken reasonable measures to keep such information secret; and (b) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, any market or quotation service of the OTC Markets Group (including the OTCQX, the OTCQB, the OTC Pink Open Market or any successors to any of the foregoing).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“VWAP” means, for any date, the price determined by the daily volume weighted average price of the WTRV Common Stock for such date (or the nearest preceding date) on the Trading Market on which the WTRV Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Business Day from 9:30 a.m. (New York, NY time) to 4:00 p.m. (New York, NY time)), (or a similar organization or agency succeeding to its functions of reporting prices) (b) if no volume weighted average price of the WTRV Common Stock is reported by the Trading Market, the lowest reported price of the WTRV Common Stock on a Business Day during the 10 Business Days preceding such date, or (c) in all other cases, the fair market value of a share of WTRV Common Stock as determined in good faith by the Board of Directors of WTRV.

“WTRV Balance Sheet” has the meaning set forth in Section 4.04(c).

“WTRV Common Stock” has the meaning set forth in the Recitals.

“WTRV Equity Award” means a WTRV Stock Option or a WTRV Restricted Share, as the case may be.

“WTRV Preferred Stock” has the meaning set forth in Section 4.02(a).

“WTRV Restricted Share” means any WTRV Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any WTRV Stock Plan.

“WTRV SEC Documents” has the meaning set forth in Section 4.04(a).

“WTRV Securities” has the meaning set forth in Section 4.02(b)(ii).

“WTRV Stock Issuance” has the meaning set forth in the Recitals.

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“WTRV Stock Option” means any option to purchase WTRV Common Stock granted under any WTRV Stock Plan.

“WTRV Stock Plans” means the following plans, in each case as amended: White River Energy Corp. 2022 Equity Incentive Plan.

“WTRV Subsidiary Securities” has the meaning set forth in Section 4.02(d).

Section 8.02 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time-to-time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to the Parent Parties shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the Agreement Date.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The phrases “material to the Company” and “material to Parent” shall refer to materiality relating to the Company or the Parent Parties, as applicable, and to the business of the Company or of the Parent Parties, as applicable.

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Section 8.03 Intentionally omitted.

Section 8.04 Governing Law. This Agreement and all Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada. Notwithstanding the foregoing, the internal corporate affairs of Company and its Subsidiaries are governed by the laws of the State of Delaware.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court located within Clark County, State of Nevada. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action arising out of or relating to this agreement or the transactions contemplated by this agreement. Each party to this agreement certifies and acknowledges that: (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section 8.06.

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Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to the Company:	Truuli Environmental Inc.
____________________
____________________
Attention: ___________

With a copy (which shall not constitute notice) to:

__________________
__________________
__________________

If to the Parent Parties:	White River Energy Corp
609 W/ Dickson St., Suite 102 G
Fayetteville, AR
Attention: Jay Puchir
Email: __________________

With a copy (which shall not constitute notice) to:

Nason Yeager Gerson Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Telephone: _______________

Attention: Michael D. Harris, Esq.

Email: ______________________

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

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Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.05, and (c) the rights of the Indemnified Parties as set forth in Section 5.09.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither any Parent Party, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of any Parent Party), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts in actual or facsimile including electronic signature, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

COMPANY:

TRUULI ENVIRONMENTAL INC.

By:
Livio Stan, Chief Executive Officer

MERGER SUB:

WRG MERGER SUB INC.

By:
Name and Title: Jay Puchir, Chief Executive Officer

PARENT:

WTRV:

WHITE RIVER NATIVE CDFI LLC

By:
Name and Title: Jay Puchir, Manager

WTRV:

WHITE RIVER ENERGY CORP

By:
Name and Title: Jay Puchir, Chief Financial Officer

MAJORITY STOCKHOLDER:

By:
Livio Stan, individually

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares: __________________

STOCKHOLDER:

By:
Name:
Title:

Number of Company Shares:

Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 1st day of April 2024 (“Agreement Date”) by and among Lion Vista Global Ventures LLC, a Texas limited liability company, (“Seller” or the “Company”), solely respect to the representations and warranties in Article 3 and the indemnification provisions and covenants and agreements in Article 5, Livio Stan, individually (the “Majority Member”), and White River Native CDFI LLC, a Texas limited liability company (“Purchaser”). Except as otherwise specifically provided, the words “Seller” and “Company” includes all Subsidiaries.

WHEREAS, Seller owns certain assets that Purchaser believes may be useful in Purchaser’s business; and

WHEREAS, Purchaser desires to purchase the assets specifically listed on Exhibit A attached hereto and made a part hereof (collectively, the “Assets”) from Seller, and the Seller desires to sell the Assets to Purchaser, for the consideration and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1: DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:

“Affiliate” means, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, with control meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the Preamble; for clarity, it includes all Exhibits and Schedules hereto.

“Assets” is defined in the list of assets attached as Exhibit A.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Houston, TX are authorized or required by Law or other governmental action to close.

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“Cap” has the meaning set forth in Section 5.1(c).

“Charter Documents” means the organizational documents of an entity, including, in the case of a corporation, its Articles of Incorporation or Certificate of Incorporation and Bylaws, in the case of a limited liability company, its Certificate of Formation or Articles of Incorporation and its Operating Agreement or Limited Liability Company Agreement and, in the case of a limited partnership, its Certificate of Limited Partnership or Articles of Limited Partnership and its Limited Partnership Agreement.

“Closing” means the closing of the purchase and sale hereunder.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors, board of managers or similar governing body of the Company.

“Company Disclosure Letter” means the disclosure letter, dated as of the Agreement Date and delivered by the Seller to the Purchaser concurrently with the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.3(d).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all of the Company’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the Transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) the execution and delivery, or consummation of the Transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (ii) any changes in applicable Law or GAAP or other applicable accounting standards (iii) general conditions in the industry in which the Company operates; or (iv) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Purchaser’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conduct its business.

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“Company Products” means all proprietary products and services of the Company that are currently being, or at any time since the Company’s inception have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Company.

“Company Systems” means all software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Company in the conduct of its business as currently conducted.

“Consent” has the meaning set forth in Section 3.3(c).

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, guarantees, licenses, franchises, permits, purchase and sales orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral, express or implied, whether or not legally binding.

“Customer Data” means all data, text, content, information or other material uploaded or otherwise transmitted by Company’s customers to, or stored by Company’s customers on or in, Company Products or any service of Company.

“Customizations” has the meaning set forth in Section 3.15(e).

“Direct Claim” has the meaning set forth in Section 5.1(b)(ii).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

3

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any Transactions related thereto, any litigation with respect thereto, and all other matters related to the Agreement and the Transactions contemplated hereby.

“Export Control Laws” has the meaning set forth in Section 3.19(a).

“Financial Statements” means the unaudited balance sheet of Seller as of December 31, 2023, a copy of which comprises Schedule 4.5.

“Fundamental Representations” has the meaning set forth in Section 5.1(e).

“GAAP” has the meaning set forth in Section 3.3(d).

“Governmental Authority” means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Indemnifying Party” or “Indemnifying Parties” has the meaning set forth in Section 5.1(a).

“Intellectual Property” or “IP” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X (formerly Twitter), Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

4

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Lease” has the meaning set forth in Section 3.16(b).

“Losses” means losses, damages, Liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, encumbrance, charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or other interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Contract” has the meaning set forth in Section 3.15(a)(i).

“Material Customer” has the meaning set forth in Section 3.15(d).

“Material Supplier” has the meaning set forth in Section 3.15(d).

“Malicious Code” has the meaning set forth in Section 3.15(e).

“Money Laundering Laws” has the meaning set forth in Section 3.19

“Members” means the holders of membership or equity interests in the Company.

“Outside Date” has the meaning set forth in Section 8.2.

“Permitted Lien” has the meaning set forth in Section 3.13.

“Person” means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity, and any government or Governmental Authority, agency or political subdivision thereof.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, (ii) data collected from an IP address, unique device identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, where such data (a) is collected from a particular computer or device regarding online activities; or (b) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application, and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Data also includes any information not listed in (i), (ii) or (iii) above if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law.

5

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by a party hereto or its Affiliates or privacy policies required by applicable Laws.

“Proceeding” means any proceeding, action, suit, litigation, claim, arbitration, audit, hearing, charge, complaint, indictment, investigation, inquiry or examination, regardless of how a Governmental Authority may name an investigation, inquiry or examination (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or municipality or quasi-Governmental Authority or arbitrator.

“Prior Advance” has the meaning set forth in Section 2.2.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” is defined in the Preamble.

“Purchaser’s Charter Documents” means the Charter Documents of the Purchaser.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” with respect to a Person means such Person’s and its Subsidiaries’ directors, officers, managers, employees, consultants, attorneys, accountants, consultants, financial advisors, investment bankers and other agents of such Person.

“Requisite Company Member Consent” has the meaning set forth in Section 3.3(a).

“Restricted Period” has the meaning set forth in Section 5.6(a)(i).

“Prohibited Activity” has the meaning set forth in Section 5.6(a)(i).

“Sanctions Laws” is defined in Section 3.19(a).

“Seller” is defined in the Preamble.

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“Seller Charter Documents” means the Charter Documents of the Seller.

“Seller’s Knowledge,” “the Company’s Knowledge” “the Knowledge of the Seller,” and “the Knowledge of the Company” means the knowledge of Livio Stan, Seller’s Chief Executive Officer, after reasonable inquiry.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the Board of Directors or other governing body thereof.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, gains and recording taxes, fees and charges, imposed by the United States or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, fines or other assessments.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, amended return, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Transactions” means the purchase of the Assets by the Purchaser from the Seller and any related transactions incident thereto pursuant to this Agreement.

“Transaction Documents” means this Agreement, the LP Transfer Documents, and any other agreements, instruments and documents required to be delivered at the Closing.

Section 1.2 Other Definitional Provisions. Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules annexed hereto. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. Any of the terms defined in this Article 1 may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing.

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ARTICLE 2: PURCHASE AND SALE

Section 2.1 Transfer of Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Assets as set forth in Exhibit A owned by Seller on the Closing Date, including the limited partnership units (the “Limited Partnership Units”) of Vahevalla Marketing LP and Abelliana LP (collectively, the “Partnerships”). In the furtherance thereof, the Seller will execute and cause to be executed Limited Partnership Unit Transfer Documents in conformity with the Charter Documents of each Partnership duly executed by all general partners, limited partners and other parties as necessary to effect the transfer of the Limited Partnership Units to the Purchaser (the “LP Transfer Documents”).

Section 2.2 Purchase Price. The “Purchase Price” shall be the sum of (a) $2,000,000, which includes the $350,000 that the Purchase previously advanced to the Seller (the “Prior Advance”).

Section 2.3 Payment of Purchase Price at Closing. Subject to all of the terms and conditions of this Agreement, at the Closing Purchaser shall pay the Purchase Price, less the Prior Advance, to Seller in immediately available funds.

Section 2.4 Allocation of Purchase Price. The allocation of the Purchase Price for purposes of the parties’ respective Tax Returns and reports to tax authorities (including the filing of Form 8594) will be determined in accordance with Section 1060 and other appropriate sections of the Code and the Treasury Regulations issued thereunder within 90 days following Closing, provided that the parties agree to mutually determine allocations (and in connection therewith, Purchaser and Seller agree to use reasonable efforts to come to a mutual agreement). If Purchaser and Seller are unable to reach such mutual agreement, Purchaser and Seller may report differing values on their respective Tax Returns and reports to tax authorities and the remainder of the Purchase Price will be allocated to intangible assets; goodwill; and going concern value.

Section 2.5 No Assumption of Liabilities or Contracts. It is expressly understood and agreed that Purchaser does not assume nor shall it be liable for any debt, Liability, obligation or Contract of, or claim against, Seller of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of the Transactions or any other event occurring prior or subsequent to the Closing.

ARTICLE 3:

SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, each of the Company and the Majority Member, jointly and severally, hereby represents and warrants to the Purchaser as follows:

Section 3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except where apparent from the context, all references to the Company include each of its Subsidiaries.

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(b) Charter Documents. The Seller Charter Documents as delivered to the Purchaser prior to the Agreement Date are true, correct, and complete copies of such documents as in effect as of the Agreement Date. The Company has delivered or made available to the Purchaser a true and correct copy of the Seller Charter Documents of the Company. Neither the Company nor any Member is in violation of any of the provisions of the Seller Charter Documents.

(c) Subsidiaries. The Subsidiaries of the Company are set forth on Section 3.1(c) of the Company Disclosure Letter. Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the Laws of its respective state of organization or formation, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation, is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued and are owned by the Company, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, or as disclosed in Section 3.1(c) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.2 No Indebtedness. There are no bonds, debentures, notes, or other indebtedness issued by the Company outstanding.

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Section 3.3 Authority; Non-Contravention; Governmental Consents; Financial Matters.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement including, in the case of the consummation of the Transaction, approval of this Agreement and the Transactions by the Members of the Company as and to the extent required by the Seller Charter Documents and applicable Law (the “Requisite Company Member Consent”), to consummate the Transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions contemplated hereby. The Requisite Company Member Consent is the only consent of the holders of any class or series of the Company’s equity interests necessary to approve and adopt this Agreement, approve the Transaction, and consummate the Transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and holders constituting the Requisite Company Member Consent and, assuming due execution and delivery by the Purchaser, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally, by general principles of equity and insofar as the provisions relating to indemnification may be unenforceable.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the Transactions contemplated by this Agreement, including the Transaction, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the Agreement Date; or (iv) result in the creation of a Lien on any of the properties or assets of the Company; except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”) Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Transactions contemplated hereby.

(d) Financial Statements. The Company has previously made available to the Purchaser a true, correct and complete copy of the following (collectively, the “Company Financial Statements”): the Financial Statements and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended. The Company Financial Statements (i) were prepared from the books and records of the Company, (ii) were prepared in accordance with United States generally accepted accounting principles in effect from time to time applied on a consistent basis throughout the period involved (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and (iii) fairly presents, in all material respects, the financial condition of the Company as of the dates, and for the periods, indicated thereon.

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(e) Undisclosed Liabilities. The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Financial Statements; (ii) were incurred since the date of the Financial Statements in the ordinary course of business; (iii) are incurred in connection with the Transactions contemplated by this Agreement; (iv) are not required to be disclosed under GAAP; or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. The Company is not a party to, nor has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g) Books and Records. The minute book and stock record book of the Company, copies of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained, in electronic form, in accordance with sound business practices. The minute book of the Company contain accurate records of all meetings, and actions taken by written consent of, the Members, the Company Board and any committees of the Company Board and, since inception of Company, no meeting, or action taken by written consent, of any such Members, Company Board or committee has been held for which minutes or written actions have not been prepared and are not contained in such minute books.

Section 3.4 No Conflict.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by Seller, nor compliance by Seller with any of the provisions hereof, nor the consummation of the Transactions contemplated hereby, will:

(A) conflict with or result in a breach of any provision of the Seller Charter Documents;

(B) with respect to any of the Assets, require the consent of the other contracting party thereto in connection with the assignment of any such Assets to Purchaser (except to the extent that consent has been obtained and delivered at the time of Closing); or

(C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of its properties or assets.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Letter, no Consent, of any Person is required in connection with the execution and delivery of this Agreement by Seller, compliance by Seller with any of the provisions hereof or the consummation of the Transactions contemplated hereby.

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Section 3.5 Absence of Certain Changes or Events. Since the date of the Financial Statements, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby, the business of the Company has been conducted and the assets and properties of the Company have been operated in the ordinary course of business consistent with past practice in all material respects and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any event, condition, action, or effect that, if taken during the period from the Agreement Date through the Closing Date, would constitute a breach or impossibility of performance of any material agreement or covenant of the Company or its Members contained in this Agreement;

(c) any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money or any other Liabilities, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property, Company IP Agreements ir Company IP Registrations;

(g) material damage, destruction or loss (whether or not covered by insurance) to, or the imposition of any Lien on, its property, equity interests or assets, tangible or intangible;

(h) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(i) any material capital expenditures;

(j) (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (2) change in the terms of employment or engagement for any employee or independent contractor or any termination of any employees or independent contractors for which the aggregate costs and expenses exceed $10,000, or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(k) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(l) except for the Transaction, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law

(m) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(n) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability (except for increases that in the aggregate do not exceed $5,000) or reducing any Tax asset of the Purchaser in respect of the Transaction;

(o) the declaration or payment of any dividend or distribution of cash or other property to the Company’s shareholders, or the purchase, redemption or entering into of any agreements to purchase or redeem any shares of the Company’s capital stock;

(p) any alteration in the Company’s method of accounting; or

(q) any Contract or undertaking to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.6 Taxes.

(a) The Company has filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes.

(b) Withholding. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, or other third party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made.

(d) Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company.

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(e) Tax Rulings. The Company has not requested, nor is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(f) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(g) Ownership Changes. Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(h) Miscellaneous Tax Matters. (i) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement. (ii) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. (iii) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company. (iv) Except as set forth in Section 3.6(h) of the Company Disclosure Letter, the Company is not subject to any Taxes in jurisdictions located outside of the United States.

Section 3.7 Intellectual Property.

(a) Section 3.7(a) of the Company Disclosure Letter lists all of (i) the Company IP Registrations and (ii) the Company Intellectual Property that are not registered but that are material to Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the Company IP Registrations are otherwise in good standing. The Company has provided or made available to the Company true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the Company IP Registrations.

(b) Section 3.7(b) of the Company Disclosure Letter lists all of the Company IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $5,000 per year. The Company has provided or otherwise made available to the Purchaser true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company, in accordance with its terms and is in full force and effect. Neither the Company, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or, to the Knowledge of the Company, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

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(c) Except as set forth on Section 3.7(c) of the Company Disclosure Letter, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Company’s business or operations as currently conducted and as proposed to be conducted, in each case, free and clear of Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all of the Company Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a Company Material Adverse Effect. The Company has provided the Purchaser with true and complete copies of all such agreements to the extent requested by the Purchaser.

(d) The consummation of the Transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the Consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted, and such rights in such Intellectual Property will vest in and be usable by the Purchaser, free and clear of any Lien, at the Closing as a result of the Transaction.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) To the Knowledge of Company, the conduct of Company’s business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of Company, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of the Company do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

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Section 3.8 Compliance; Permits; Industry Memberships.

(a) Compliance. The Company is in compliance with all Laws or Orders applicable to the Company or by which the Company or its respective businesses, assets or properties are bound, except where non-compliance would not reasonably be expected to have a Company Material Adverse Effect. No Governmental Authority has issued, or, to the Company’s Knowledge, threatened to have any notice or notification stating that the Company is not in compliance with any Law in any material respect. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority

(b) Permits. The Company holds, to the extent necessary to operate its business as such business is being operated as of the Agreement Date, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Permits are transferrable or assignable, and will remain in full force and effect for use by the Purchaser in the operation of the Assets effective at the Closing.

(c) Industry Memberships. The Company, directly or through its Subsidiaries, holds or maintains memberships in several industry organizations that are involved in various aspects of the Company’s decarbonization business, including the following: Verra Registry, CBL Markets/Xpansiv CBL and the Climate Action Reserve. Section 3.8(c) of the Company Disclosure Letter contains a true and complete list, as of the Agreement Date, of such memberships and Company will provide all necessary assistance to transfer or assign such memberships to the Purchaser to the extent that any such transfer or assignment is required.

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(d) Privacy and Data Security. The Company has provided true and correct copies of all current Privacy Policies adopted by the Company or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of the Company, The Company has, during the period beginning inception through the Agreement Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to the Company, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other confidential information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the Company. No claims have been asserted or, are threatened against the Company alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy, under any contract, or under any Law relating to any Personal Data or Customer Data. With respect to any Personal Data and Customer Data, the Company has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Data. The Company has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Data. There have been no facts or circumstances that would require Company to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

Section 3.9 Litigation. There is no Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company or any officer or director of the Company in their capacities as such other than any such Proceeding that does not involve an amount in controversy in excess of $50,000. All Proceedings pending or, to the Knowledge of the Company, threatened against the Company are set forth in Section 3.9 of the Company Disclosure Letter. None of the Company or any of its respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would be, individually or in the aggregate, material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations regardless of how a Governmental Authority describes such a proceeding, or internal investigations pending or, to the Knowledge of the Company, threatened, involving the Company or any Representative of the Company. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or Liability under federal or state securities Laws or a claim of breach of fiduciary duty.

Section 3.10 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any Transaction contemplated by this Agreement.

Section 3.11. No Undisclosed Liabilities; Contracts.

(a) Except as disclosed in Section 3.11 of the Company Disclosure Letter, and except for Liabilities or obligations incurred since December 31, 2023 in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $10,000, there are no facts which could serve as the basis for any debt, Liability, obligation or commitment of Seller relating to the Assets not so disclosed to Purchaser.

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(b) Seller has heretofore delivered to Purchaser true, correct and complete copies of each of the Contracts included in or relating to the Assets. Each such Contract is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Section 3.11 of the Company Disclosure Letter, and could not be reasonably expected to have a Company Material Adverse Effect on the Assets or the Transaction. There has not been under any Contract any default by Seller or, to Seller’s Knowledge, of any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Seller or which could be reasonably expected to have a Company Material Adverse Effect on the Assets or the Transaction. Each such Contract involving more than $5,000 in remaining amounts to be invoiced is listed on Section 3.11 of the Company Disclosure Letter.

(c) Other than as disclosed on the Company Disclosure Letter, and other than with respect to the Assumed Contracts, Seller is not a party to, or otherwise bound by, any Contract or other instrument which is material and adverse, or otherwise harmful, to any of the Assets, or that could be reasonably expected to have a Material Adverse Effect on the Assets or the business of the Company as presently conducted and proposed to be conducted.

Section 3.12 No Employees. Since its inception, the Company has had no employees. The Company has maintained compliance with all Laws and Contracts relating to hiring of independent contractors, including without limitation Laws relating to fair labor standards and practices, anti-discrimination, occupational health and safety and Tax Laws. To the Company’s Knowledge, (i) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, or independent contractor of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, or independent contractor of the Company or any of its Subsidiaries.

Section 3.13. Title to and Condition and Sufficiency of Assets.

(a) Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all of the Assets. All such Assets (including leasehold interests) are free and clear of Liens.

(b) Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets are sufficient for the continued conduct of the Company’s business as presently conducted or proposed to be conducted after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct such business. None of the assets of the Seller that are not included in Exhibit A are material to the Company’s business as presently conducted or proposed to be conducted.

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Section 3.14 Environmental Matters.

(a) Compliance with Environmental Laws. The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted. The Company not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Agreement Date.

(b) No Disposal, Release, or Discharge of Hazardous Substances. The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any Real Property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in Liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws. The Company has not aided and abetted a third party in any of the foregoing activities.

(c) No Production or Exposure of Hazardous Substances. The Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Property; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law. The Company has not aided and abetted a third party in any of the foregoing activities. The Company is not aware of any condition, event or circumstance concerning the release or regulation of Hazardous Substance that might, after the Agreement Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(d) No Proceedings or Orders. The Company has not received written notice of and there is no Proceedings pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. The Company has not assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(f) Environmental Permits. The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.14(f) of the Company Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Agreement Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Agreement Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

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(g) The Company has provided or otherwise made available to the Purchaser, and listed in Section 3.14(g) of the Company Disclosure Letter: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) The Company has not marketed or sold any services or products and represented that the Company and/or such services or products are carbon neutral.

Section 3.15 Material Contracts; Customers and Suppliers; Products and Services.

(a) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any consulting Contract (in each case with respect to which the Company has continuing obligations as of the Agreement Date) with any current or former (A) officer of the Company, (B) member of the Company Board; or (C) Affiliate of the Company.

(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole;

(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Transaction, the Purchaser or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after December 31, 2022 of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $10,000;

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(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, capital stock or properties of the Company;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(viii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Transactions will obligate the Purchaser or any of the Purchaser’s Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $20,000, other than accounts receivables and payables;

(xi) any Contracts with as Material Customer or a Material Supplier;

(xii) any Contract involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled or terminated by the Company on less than 90 days’ notice;

(xiii) any Contract to which the Company and a Governmental Authority are both a party; or

(xiv) any Contract which is not otherwise described above that is material to the Company.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the Agreement Date of all Material Contracts.

(c) No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all the Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) the Company has not, nor to the Knowledge of the Company, has any third party violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract; and (iii) the Company has not, nor to the Knowledge of the Company, has any third party in breach or default, or has received written notice of breach or default, or notice of termination or non-renewal, of any Material Contract.

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(d) Customers and Suppliers.

(i) Section 3.15(d)(i) of the Company Disclosure Letter sets forth (i) each customer who has paid or agreed to pay aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid or agreed to be paid by each Material Customer during such periods. Except as provided on Section 3.15(d)(i) of the Company Disclosure Letter, the Company has not received any notice, and to the Company’s Knowledge it has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or reduce its relationship or future orders with the Company.

(ii) Section 3.15(d)(ii) of the Company Disclosure Letter sets forth (i) each supplier to whom the Company has paid or agreed to pay consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of orders and purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or reduce its relationship or future orders with the Company.

(e) Company Products; Software; Systems.

(i) Section 3.15(e)(i) of the Company Disclosure Letter contains a correct, current and complete list of all currently distributed Company Products, identifying for each item all previous major releases. Since inception, as used in this Agreement, the term “major release” means any change embodied by the phrase “Version 1 to Version 2” etc. in contrast to changes labeled “Version 1.1 to Version 1.2” or “8.3.29” etc.

(ii) For all of the Company Products identified in Section 3.15(e)(ii) of the Company Disclosure Letter, Section 3.15(e)(ii) of the Company Disclosure Letter identifies all Company Intellectual Property and all Intellectual Property licensed to the Company under a Company IP Agreement and that are (A) used in the development, maintenance, use or support of such Company Product, (B) incorporated in or distributed or licensed with such Company Product in any manner for use in connection with such Company Product, or (C) used to deliver, host or otherwise provide services with respect to such Company Product, and in each case (except for non-customized, off-the-shelf software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $10,000), the Company IP Agreement relating to Company’s use of such item.

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(iii) All Company Products are fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party. The Company has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Product or any related software or other Intellectual Property to any other Person. The Company is not subject to any Company IP Agreement (other than with respect to current customers pursuant to the Company’s standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require the Company to develop any software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with the Company Products (collectively, “Customizations”), and the Company owns and will continue to own all right, title and interest in and to all such Customizations developed by the Company.

(iv) Section 3.15(e)(iv) of the Company Disclosure Letter identifies all Company Intellectual Property that was developed under a Contract with a Governmental Authority using any government funding, resources or staff, and identifies all Company Intellectual Property to which any Governmental Authority has any rights (other than non-exclusive license rights granted to current customers to use Company Products pursuant to the Company’s form of customer agreement entered into and as modified in the ordinary course of business).

(v) The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all software included in the Company Intellectual Property.

(vi) Except for application programming interfaces and other interface code that is generally available to customers, the Company has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than an independent contractor or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Product.

(vii) As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any Company Product.

(viii) Section 3.15(e)(viii) of the Company Disclosure Letter sets forth a true and complete list of each item of open source software that is or has been used by or on behalf Company, in the development of or that is incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product, and for each such item of open source software, (A) the applicable Company Product, and (B) the name and version number of the applicable license agreement.

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(ix) The Company has complied in all material respects with all notice, attribution and other requirements of each license applicable to the open source software required to be disclosed in Section 3.15(e) of the Company Disclosure Letter.

(x) The Company has not used any open source software in a manner that does, will or would reasonably be expected to, require Company or any other Person to (A) disclose or distribute the source code of the software of any Company Product, (B) license or otherwise offer or distribute any Company Product on a royalty-free basis, or (C) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Company Product or Company Intellectual Property.

(xi) All Company Products conform in all material respects to all applicable warranties in all Contracts with customers.

(xii) To the Company’s Knowledge, none of the Company Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Company Product against its applicable specifications.

(xiii) To the Company’s Knowledge none of the Company Products, and no other software used in the provision of any Company Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (A) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Company Product or such other software is installed, stored or used, or (B) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company has taken reasonable steps designed to prevent the introduction of Malicious Code into the Company Products.

(xiv) The Company Systems are sufficient for the needs of the Company’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Company’s business as currently conducted.

(xv) Since its inception, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Company Systems, that has resulted in or could reasonably be expected to result in any: (A) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (B) material loss, destruction, damage or harm of or to Company or its operations, personnel, property or other assets; or (C) material Liability of any kind to the Company. The Company has taken reasonable actions, consistent with applicable industry best practices in the Company’s industry, to protect the integrity and security of the Company Systems and the data and other information stored thereon.

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(xvi) The Company maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(xvii) Each Company Product sold, licensed, distributed or installed by the Company has been in conformity in all material respects with all applicable standards for quality, product safety and workmanship prescribed by applicable Law and Contracts. The Company has not provided any guaranty, warranty or other indemnity with respect to any such Company Product beyond the applicable standard terms and conditions of sale in any material respect. Copies of the Company’s standard terms and conditions for each Company Product (containing applicable guaranty, warranty, return policy and indemnity provisions) have been made available to the Purchaser. Since the inception, there have been no warranty claims, other than as set forth on Section 3.15(e)(i) of the Company Disclosure Letter.

(xviii) Since inception, there has been no material Liability of the Company, or incident that could reasonably be expected to lead to a material Liability of the Company, for bodily injury to any person, death, property damages as a result of the ownership, possession or use of any products or services contracted for, sold, licensed, distributed or installed by the Company.

(xiv) No Governmental Authority has notified the Company in writing that any product or service sold, licensed, distributed, designed, manufactured, held in inventory, marketed, delivered or installed by the Company is defective or unsafe or fails to meet any product or service warranty or any standards promulgated by any such Governmental Authority. None of the Company’s products or services is, or has been since inception, subject to any product recall, withdrawal, seizure, sequestration or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority or otherwise (and to the Knowledge of the Company, there is no reasonable basis for any recall, withdrawal, seizure, sequestration or quarantine).

No claims have been asserted or, are threatened against the Company alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy or otherwise, under any Contract, or under any Law relating to any Personal Data. With respect to any Customer Data and Personal Data, the Company has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Data. The Company has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Data. There have been no facts or circumstances that would require Company to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

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Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Company’s business as currently conducted and proposed to be conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. The Company has delivered to the Purchaser copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to each parcel of Owned Real Property:

(i) The Company has good and marketable fee simple title, free and clear of all Liens;

(ii) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth each parcel of real property leased by the Company and used in or necessary for the conduct of the Company’s business as currently conducted and proposed to be conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). The Company has delivered to the Purchaser a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company has paid all rent due and payable under such Lease;

(iii) the Company has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) the Company has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.

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(c) The Company has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the business as currently conducted.

Section 3.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.18 Anti-Corruption Matters. Neither the Company nor any director, officer or, to the Knowledge of the Company, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or applicable state law; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. The Company has not disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Sanctions; Money Laundering Laws.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, none of the Company, or, to the Company’s Knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, is or has been, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) - (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws. For purposes hereof, the term “Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom; and the term “Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

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(b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 3.20 Intentionally omitted.

Section 3.21 Solvency.

(a) No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating the Company or any Subsidiary thereof as the bankrupt or the insolvent, are pending or, to the Knowledge of the Company threatened, and neither the Company nor any Subsidiary has made an assignment for the benefit of creditors, nor has the Company or any Subsidiary thereof taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

(b) Immediately after giving effect to the Transactions contemplated hereby, the Company shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions contemplated hereby with the intent to hinder, delay or defraud any creditors of the Company.

Section 3.22 Related Party Transactions. Except as provided in Section 3.22 of the Company Disclosure Letter, no executive officer or director of the Company or any person owning 5% or more of the Company’s outstanding equity interests (or any of such person’s, person who shares an immediate family members or a residence Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since inception. To the Company’s Knowledge, no Member nor any Affiliate of any Member or the Company owns has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Other than the Contracts relating to the ownership of Company equity interests by the Members and Contracts relating to employment, copies of which have been made available to the Purchaser, no Member, nor any Affiliate of any Member or the Company, is a party to any Contract with, or has any claim or right against, the Company.

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Section 3.23 Information Supplied. None of the information supplied by or on behalf of the Company or the Majority Member to the Purchaser, including the representations and warranties set forth herein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company or the Majority Member.

ARTICLE 4:

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Except: (a) as disclosed in the Purchaser SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Purchaser Disclosure Letter that relates to such Section or in another Section of the Purchaser Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all necessary power and authority to execute and deliver this Agreement, to comply with the provisions hereof and to consummate the Transactions contemplated hereby.

Section 4.2 Authority for Transaction. Purchaser’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of the Transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement is valid and binding upon Purchaser in accordance with its terms.

Section 4.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser, nor compliance by Purchaser with any of the provisions hereof, nor the consummation of the Transactions contemplated hereby will:

(a) conflict with or result in a breach of any provision of Purchaser’s Charter Documents;

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(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Lien or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound; or

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

Except as set forth in Section 4.3 of the Purchaser Disclosure Letter, no consent, waiver or approval by, notice to or filing with any Person is required in connection with the execution and delivery of this Agreement by Purchaser, compliance by Purchaser with any of the provisions hereof or the consummation of the Transactions contemplated hereby.

Section 4.4 Legal Actions. There is no legal, equitable, administrative or arbitration Action or, to Purchaser’s knowledge, threatened against or affecting Purchaser or any of its assets which, if adversely determined, could adversely affect the ability of Purchaser to consummate the Transactions contemplated hereby.

Section 4.5 No Brokers and Finders. Neither Purchaser nor any of its managers, members, officers, directors, employees or agents has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions contemplated hereby.

Section 4.6 Certain Additional Representations and Warranties.

(a) Investment. The Purchaser is acquiring the Limited Partnership Units for the Purchaser’s own account, not as a nominee or agent, for investment purposes only and not with a view to or for the resale or distribution thereof and has no agreement or arrangement or plan of any kind with any person to sell, transfer or pledge to any person any part of the Limited Partnership Units.

(b) Knowledge. The Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Limited Partnership Units, is able to bear the economic risks of the Purchaser’s investment in the Limited Partnership Units and is financially able to hold the Limited Partnership Units for an indefinite period of time and to suffer a complete loss of such investment. The Purchaser has acquired all information it has requested about the Company and the Limited Partnership Units and considers necessary to reach an informed and knowledgeable decision to acquire the Limited Partnership Units.

(c) Restrictions on Transfer. The Purchaser understands that the Limited Partnership Units have not been registered under the Securities Act of 1933 (“Securities Act”) or any state securities laws, and under such laws, may not be resold or transferred by the Purchaser without appropriate registration or the availability of an exemption from such requirements.

(d) Accredited Investor. The Purchaser is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

(e) Exempt Transaction. The Purchaser acknowledges that the Limited Partnership Units have been sold to Purchaser in reliance upon one or more non-issuer exemptions to the registration requirements of the Securities Act, including the exemption provided by Section 4(a)(1) of the Securities Act.

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Section 4.6 Material Misstatements or Omissions. No representation or warranty of Purchaser made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Seller or any Seller by or on behalf of Purchaser pursuant hereto or in connection with the Transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE 5: SELLER’S AND MAJORITY MEMBER’S COVENANTS

Section 5.1 Indemnification by Seller and Majority Member.

(a) Subject to the limitations set forth in this Section 5.1, each of Seller and the Majority Member (the “Indemnifying Parties”), shall be responsible for, and hereby jointly and severally indemnify and hold harmless Purchaser and its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their Representatives (collectively, the “Indemnified Parties”), at all times from and after the Closing Date, from, against and in respect of:

(1) all Losses resulting from any failure or breach of any representation or warranty of an Indemnifying Party made in this Agreement;

(2) all Losses resulting from any breach or nonfulfillment of any covenant or agreement of an Indemnifying Party made in this Agreement;

(3) (i) any and all Losses resulting from Liabilities of Seller relating to or arising out of the Assets, and (ii) any Tax obligations related to Seller’s operation of the Assets prior to the Closing;

(4) any Losses arising from Expenses related to this Agreement and the Transactions contemplated hereby to the extent not paid or satisfied by Seller or the Majority Member at or prior to the Closing;

(5) any Losses arising from anti-takeover, appraisal or similar rights of any Person or claimed by any Person in a Proceeding in connection with this Agreement and the Transaction; and

(6) all actions, suits, Proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) arising from or incident to any of the foregoing.

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(b) Indemnification Procedures.

(i) Third Party Claims. Purchaser shall give prompt written notice to Seller of any demand for indemnification under this Section 5.1, stating in reasonable detail the nature thereof. If any such demand arises out of a claim made against Purchaser by any Person not party to this Agreement or affiliated with a party to this Agreement, such notice shall also state whether Purchaser (1) has made payment in full of the third-party claim, (2) has compromised and made payment of the compromised third-party claim, or (3) disputes the third-party claim and intends to defend against it in good faith. If Purchaser elects to defend against such a claim, Seller shall cooperate with Purchaser in such defense, shall make available to Purchaser all records and other materials in its possession or control and reasonably required by Purchaser in such defense, and shall have the right to participate in such defense, provided that Purchaser shall at all times control such defense. If Purchaser does not intend to defend against the third-party claim and has not made payment in full of such claim or compromised and duly made payment of the compromised claim, then within 15 days after Purchaser’s notice is given, the Indemnifying Parties shall either (i) make payment in full of the claim, (ii) compromise and make payment of the compromised claim, or (iii) notify Purchaser that it disputes the claim and intends to defend against it in good faith. If the Indemnifying Parties shall defend against the third-party claim, Purchaser and such other Indemnified Party(ies), as applicable, shall reasonably cooperate in such defense, shall make available to them all records and other materials in its possession or control reasonably required by them in such defense, and shall have the right to participate in such defense. For clarity, none of the foregoing shall impair the other limitations on Seller’s and Seller’s indemnification obligations set forth in this Article 5, including under Sections 5.1(c) and (d). Any defense assumed by the Indemnifying Party(ies) shall be conducted at such Indemnify Party(ies)’ sole cost and Expense.

(ii) Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a third-party claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance.

(c) Unless expressly provided for to the contrary in this Agreement or Schedule 5.1, in no event shall the aggregate indemnification obligation of Seller pursuant to Section 5.1 exceed the Purchase Price (the “Cap”) or continue after 24 months.

(d) Unless expressly provided for to the contrary in this Agreement or Schedule 5.1, the representations, warranties and covenants of the Indemnifying Parties herein, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date to the maximum extent permitted by applicable Law (as applicable, the “Survival Period”).

(e) Notwithstanding the foregoing, the limitations in subsections (c) and (d) above shall not apply to any claim for breach of Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7, 3.11, 3.13 and 3.14 (“Fundamental Representations”), each of which shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days and shall not be subject to the Cap.

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(f) Purchaser’s right to indemnification pursuant to this Section 5.1 will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation, or any other facts or circumstances pertaining to the Assets. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will likewise not affect such right to indemnification.

Section 5.2 Affirmative Covenants of Seller Prior to Closing. During the period from the date hereof to the Closing Date, Seller shall:

(a) afford representatives of Purchaser reasonable access during reasonable business hours to Seller’s Real Property (including offices, buildings, and land), equipment, records, files, books of account and Tax Returns relating to the Assets, furnish Purchaser with all information concerning the Assets as Purchaser may reasonably request, and permit Representatives of Purchaser to make extracts from and copies of all of Seller’s agreements, Tax Returns, appraisals, reports, records, documents, books of account and files relating to the Assets;

(b) conduct the Assets and its operations in the same manner in which the same have heretofore been conducted, and maintain its books of account in the same manner as heretofore maintained;

(c) maintain and preserve the Assets intact (including without limitation Intellectual Property, IP Registrations and IP Agreements) and preserve Seller’s relationships with its customers, suppliers, contractors and others having business relations with Seller;

(d) maintain each Material Contract in full force and effect in accordance with its terms;

(e) promptly notify Purchaser in writing of any change in the Assets, results of operations, financial condition, assets, liabilities or prospects of Seller which is or could be reasonably be expected to result in a Material Adverse Effect;

(f) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(g) preserve and maintain all Permits required for the conduct of the Seller’s business as currently conducted and proposed to be conducted and for the ownership, maintenance and use of the Assets;

(h) continue in full force and effect without modification all insurance policies;

(i) comply in all material respects with all Laws applicable to the conduct of the Seller’s business or the ownership and use of the Assets;

(j) pay the indebtedness, Taxes and other obligations of the Seller’s business when due; and

(k) promptly notify Purchaser in writing if any representation or warranty of Seller and Majority Member made in this Agreement which to the Seller’s Knowledge is no longer accurate.

Section 5.3 Negative Covenants of Seller Prior to Closing. During the period from the date hereof to the Closing Date, Seller shall not, unless Purchaser shall have given its consent thereto in writing:

(a) amend any Seller Charter Documents;

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(b) grant any Lien on any Assets other than pursuant to the express provisions of Contracts in effect as of the Agreement Date;

(c) sell, lease or otherwise transfer any of the Assets;

(d) sell, assign or transfer any Intellectual Property or other intangible asset used or related to the Assets other than in the ordinary course of business consistent with past practice;

(e) incur any other Liability or obligation related to the Assets, whether absolute or contingent, other than Liabilities incurred in the ordinary course of business consistent with past practice;

(f) accelerate the collection of any accounts receivable related to the Assets other than in the ordinary course of business consistent with past practice;

(g) enter into any Contract related to the Assets not in the ordinary course of business and consistent with past practice, or cancel, modify adversely, assign, encumber or in any way discharge or terminate (other than by performance) any Contract related to the Assets other than in the ordinary course of business consistent with past practice;

(h) breach or default under any Contract related to the Assets to which it is a party if such breach or default could reasonably be expected to result in a Material Adverse Effect; or

(i) enter into an agreement to do, or take action that could reasonably be expected to result in, any of the events described in this Section 5.3.

Section 5.4 Closing Conditions. Seller agrees to to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement, and to cooperate with Purchaser in connection with the foregoing, including using its best efforts to fulfill all conditions to this Agreement applicable to the Seller. Seller further covenants and agrees, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions contemplated hereby, to use its best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

Section 5.5 Updating Schedules. Seller shall notify Purchaser promptly in writing, and will update the Schedules to this Agreement accordingly, if any event, transaction or circumstance occurring after the date hereof causes any covenant or agreement of Seller in this Agreement to be breached or renders untrue any representation or warranty of Seller contained in this Agreement.

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Section 5.6 Non-Compete; Non-Solicitation.

(a) Non-Compete; Non-Solicitation.

(i) The Majority Member acknowledges the highly competitive nature of the business of the Company and accordingly agrees that, in connection with the Transaction, which will result in the acquisition by the Purchaser of the Company’s business and Assets, including its goodwill and customer relationships, Intellectual Property and proprietary information, which the Purchaser considers to be valuable assets necessary for the Company to continue to operate its business following the Closing, and in exchange for the Purchase Price payable at Closing, which Purchase Price shall constitute full consideration for the covenants and restrictions set forth herein, the Majority Member agrees, for a period of three years from the Closing Date (the “Restricted Period”) not to engage in Prohibited Activity within the United States. For purposes of this Section 5.7, “Prohibited Activity” means any activity in which the Majority Member, directly or indirectly: (A) contributes their skills, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, or any other similar capacity to any Person established or engaged in the business of the provision of environmental consulting and related services, (B) solicits the customers of the Company (1) not to conduct business with the Company, (2) to reduce the amount of business it conducts with the Company or (3) to purchase products or services from any business which competes with the Company in the provision of environmental consulting and related services, (C) solicits the employees of the Company to leave the employ of the Company, or (D) uses or discloses any trade secrets, proprietary information, or confidential information of the Company and its business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Majority Member from purchasing or owning less than 5% of the publicly-traded securities of any entity, provided that such ownership represents a passive investment and that the Majority Member is not a controlling person of, or a member of a group that controls, such entity or from making generalized searches for employees by the use of advertisements in the media or by retaining search firms to engage in generalized searches for employees not otherwise in contravention of this Agreement or any other Transaction Document.

(b) The Majority Member acknowledges that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate business interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Order of an applicable Governmental Authority, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

For the avoidance of doubt, this Section 5.6 is subject to the governing law, exclusive jurisdiction and venue provisions of Section 10.5 of this Agreement and shall be reviewed and interpreted only under the Laws and by the courts set forth in Section 10.5.

ARTICLE 6: PURCHASER’S COVENANTS

Section 6.1 Indemnification by Purchaser.

(a) Purchaser and hereby indemnifies and holds harmless Seller and its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their Representatives, at all times from and after the Closing Date, from, against and in respect of:

(1) all Losses resulting from any failure or breach of any representation or warranty of Purchaser made in this Agreement;

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(2) all Losses resulting from any breach or nonfulfillment of any covenant or agreement of Purchaser made in this Agreement; and

(3) all actions, suits, Proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing, including actions, suits, Proceedings, claims and demands asserted by Seller against Purchaser.

(b) Purchaser’s indemnification obligations under this Section 6.1 shall be subject to the procedures and limitations set forth in Section 5.1 as the “Indemnifying Party” with the Seller and the Persons listed under Section 6.1(a) as the “Indemnified Parties” for such purpose with respect to such indemnification obligations provided for under this Section 6.1, including without limitation the Cap and the Survival Period.

Section 6.2 Closing Conditions. Purchaser agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement, and to cooperate with Seller in connection with the foregoing, including using all commercially reasonable efforts to fulfill all conditions to this Agreement applicable to Purchaser. Purchaser further covenants and agrees, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions contemplated hereby, to use all commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

ARTICLE 7: CONDITIONS TO PARTIES’ OBLIGATIONS

Section 7.1 Conditions to Purchaser’s Obligations. The obligations of Purchaser to complete the Transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a) Representations and Warranties: all representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect), and Purchaser shall have received a certificate to that effect, dated the Closing Date, signed by the chief executive officer of Seller (provided, however, that such certificate may reflect any updates made pursuant to Section 5.5);

(b) Pre-Closing Obligations: Seller shall have performed all obligations required to be performed by it on or before Closing hereunder, the performance of which has not been waived by Purchaser, and Purchaser shall have received a certificate to that effect, dated the Closing Date, signed by the Chief Executive Officer of Seller;

(c) Due Authorization: Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the Transactions contemplated hereby shall have been duly and validly authorized by all necessary company action on the part of Seller, including due authorization and approval thereof by the Company Board and, if applicable, the Requisite Company Member Consent; all Consents, waivers or approvals required under Material Contracts and Permits applicable or incident to the Assets shall have been obtained by Seller; and all Liens on or affecting the Assets shall have been satisfied and released in full, and Seller shall have provided Purchaser with written evidence of each of the foregoing to the satisfaction of Purchaser and a certificate to that effect;

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(d) No Bar: There shall not be in effect any judgment, decree or order of, or position taken by, any Governmental Authority of competent jurisdiction, nor shall there have been any Proceeding instituted or threatened, nor shall any Law have been enacted or any action taken thereunder, which would, in Purchaser’s reasonable judgment, restrain, prohibit, adversely affect, make illegal, or subject Purchaser or the Assets to material damage as a result of, the consummation of the Transactions contemplated hereby;

(f) Further Closing Documents: Seller shall have delivered to Purchaser the following documents and instruments in form reasonably satisfactory to counsel to Purchaser:

(1) a copy of the Seller Charter Documents and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by the chief executive officer of Seller;

(2) the LP Transfer Documents duly executed by the Seller and the general partners and limited partners and any other requisite parties as to each Partnership;

(3) any required transfer document required by the United States Patent and Trademark Office to assign to Purchaser any trademarks owned by Seller and used in connection with the Assets;

(4) payoff letters from any person holding any Liens against the Assets in form and content reasonably acceptable to Purchaser;

(5) an employment agreement or consulting agreement, in form and substance satisfactory to the Purchaser, duly executed by Livio Stan;

(6) duly executed stock powers or similar or additional documents or instruments in the form satisfactory to the Purchaser evidencing the transfer to the Purchaser of all equity interests included in the Assets;

(7) evidence of the requisite Consents from third parties as necessary for the transfer of the Assets to the Purchaser in the form satisfactory to the Purchaser; and

(8) such other documents and instruments as Purchaser may reasonably request in connection with the Transaction.

Section 7.2 Conditions to Seller’s Obligations. The obligations of Seller to complete the Transactions provided for herein shall be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:

(a) Representations and Warranties: All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except as may be otherwise provided in this Agreement), and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Purchaser;

(b) Pre-Closing Obligations: Purchaser shall have performed all obligations required to be performed by it on or before Closing hereunder, the performance of which has not been waived by Seller, and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Purchaser;

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(c) Due Authorization: Purchaser’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the Transactions contemplated hereby shall have been duly and validly authorized by all necessary action on the part of Purchaser, and Seller shall have received a certificate to that effect, dated the Closing Date, signed by an officer of Purchaser;

(d) No Bar: there shall not be in effect any judgment, decree or order of, or position taken by, any Governmental Authority of competent jurisdiction, nor shall there have been any Proceeding instituted or threatened, nor shall any Law have been enacted or any action taken thereunder, which would, in Seller’s reasonable judgment, restrain or prohibit, make illegal, or subject Seller to material damage as a result of, the consummation of the Transactions contemplated hereby;

(e) Further Closing Documents: Purchaser shall have delivered to Seller the following documents and instruments:

(1) a copy of the Purchaser’s Charter Documents and of all amendments thereto, certified as of a date reasonably proximate to the Closing Date by an officer of the Purchaser; and

(2) the LP Transfer Documents duly executed by the Purchaser, as applicable.

(f) Payment: Purchaser shall pay the Purchase Price (less the Prior Advance) due at Closing in immediately available funds.

ARTICLE 8: CLOSING

Section 8.1 Closing. The Closing shall take place within two Business Days (such date, or such other date as mutually agreed by the Purchaser and Seller in writing, the “Closing Date”) after satisfaction of the conditions set forth in Sections 7.1 and 7.2 (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), through the delivery and exchange by courier or electronic mail in portable document file (.pdf) format among the parties of all documents required to close. The parties agree that they shall take such actions, including the delivery of documents, as reasonably requested by any party hereunder in order to facilitate completion on the Closing Date of all of the Transactions contemplated hereby.

Section 8.2 Failure to Close; Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by the mutual consent of the Purchaser and the Seller; or

(b) by Purchaser, upon written notice to Seller, if Purchaser is not in breach of this Agreement, and there has been a material breach of this Agreement by Seller that would give rise to any failure of one or more of the conditions set forth in Section 7.1 (and such compliance is not waived by Purchaser) and such breach cannot be cured by Seller by the Outside Date; or

(c) by Seller, upon written notice to Purchaser, if Seller is not in breach of this Agreement, and there has been a material breach of this Agreement by Purchaser that would give rise to any failure of one or more of the conditions set forth in Section 7.2 (and such compliance is not waived by Seller) and such breach cannot be cured by Purchaser by the Outside Date; or

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(d) by Purchaser upon written notice to the Seller in the event of a Material Adverse Effect first occurring after the date of this Agreement; or

(e) by Purchaser or by Seller, upon written notice to the other, at any time after April 29, 2024 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.2(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

In the event of any termination as provided by this Section 8.2, this Agreement shall thereupon become void and of no effect, without any liability on the part of any party, except that in the case of termination because of a material default or material breach of this Agreement by another party, the aggrieved party, in addition to any other rights in law or equity that it may have against the defaulting party, may recover from the defaulting party the amount of expenses incurred by such aggrieved party in connection such default or breach and generally with this Agreement and the Transactions contemplated hereby which the aggrieved party would otherwise have to bear pursuant to Section 9.2 of this Agreement.

ARTICLE 9: FURTHER COVENANTS

Section 9.1 Taxes on Transaction. All sales or use Taxes and all transfer Taxes payable by reason of the sale and transfer of any of the Assets hereunder shall be paid by Seller.

Section 9.2 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all Expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the Transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the party who shall have incurred the same, and no other party shall have any responsibility with respect thereto.

Section 9.3 Confidentiality. This Agreement and the Transactions contemplated hereby is subject to the Confidentiality Agreement, and no party shall disclose or disseminate information concerning this Agreement or the Transactions contemplated hereby except as otherwise expressly provided for herein. Notwithstanding the foregoing, this Agreement and the Transactions contemplated hereby may be disclosed as required to comply with applicable Law, including without limitation with respect to the Purchaser’s disclosure obligations under the Securities Act and the Exchange Act.

Section 9.4 Further Assurances. Each party shall cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing, at the request of Purchaser and at its cost, Seller shall take such action and deliver to Purchaser such powers of attorney and further instruments of assignment, conveyance or transfer and other documents of further assurance as in the opinion of counsel to Purchaser may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Assets and possession thereof to Purchaser, its successors and assigns, and the performance of this Agreement by Seller in all respects.

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Section 9.5 Record Retention and Cooperation.

(a) Seller will, in accordance with Seller’s normal record retention schedule, retain, preserve and make available to Purchaser during normal business hours for any proper purpose, any of the books and other papers and records retained by Seller hereunder and will permit Purchaser to make copies and extracts therefrom. Seller agrees not to dispose of or destroy any of the books and other papers and records retained by Seller without first offering to turn over possession thereof to Purchaser by written notice to Purchaser at least 30 days prior to the proposed date of such disposition or destruction, provided, however, that such requirement shall not apply to books, papers or records which are more than seven years old and not required to be kept by any applicable Law or regulation.

(b) Seller will reasonably cooperate with Purchaser at the reasonable request of Purchaser in furnishing information, in connection with any Proceedings, arrangements or disputes, the preparation by Purchaser of Tax Returns and other required reports relating to the adjustment of federal, state, county or local Taxes for which Purchaser may be liable for all periods after the Closing Date. Purchaser will reimburse Seller for any out-of-pocket costs incurred in providing such cooperation.

ARTICLE 10: GENERAL PROVISIONS

Section 10.1 Survival.

(a) Except as otherwise specifically provided herein, including Section 5.1, the several representations, warranties and covenants of the parties herein contained, and the provisions hereof which by their terms are to be performed after the Closing Date, shall survive the Closing Date and shall be effective regardless of any investigation which may have been or may be made at the time by or on behalf of the party to whom such representations, warranties, covenants and agreements are made.

(b) This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of this Agreement). No Person who is not a named party to this Agreement, including any past, present or future general partner, manager, director, officer, employee, organizer, Seller, partner, member, stockholder, Affiliate, agent, attorney or representative of the Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Purchaser or any other Person resulting from (nor will Purchaser have any claim with respect to) (i) the distribution to Purchaser, or Purchaser’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the Transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Assets, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.

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(c) This Section 10.1 shall not be deemed to preclude or limit Purchaser’s rights under Section 5.1 with respect to fraud.

Section 10.2 Miscellaneous. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise specifically provided, this Agreement creates no rights of any nature in any Person not a party hereto. This Agreement, along with its exhibits, schedules and other deliverables set forth in Article 7, sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including any Letter of Intent. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Assets exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary Purchaser and an ordinary seller in an arm’s-length transaction.

Section 10.3 Assignment. No party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto; provided, however, that without such consent, but upon notice to Seller, Purchaser may assign all of its rights and obligations hereunder to any Subsidiary of Purchaser so designated by Purchaser (but without releasing Purchaser from its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 10.4 Notices, Etc. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

If to the Seller:	Lion Vista Global Ventures LLC
600 River Pointe Drive, Suite 200
Conroe, Texas 77304
Attention: _______________

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With a copy (which shall not constitute notice) to:

___________________

___________________

___________________

If to the Purchaser:	White River Native CDFI LLC
609 W/ Dickson St., Suite 102 G
Fayetteville, AR
Attention: Jay Puchir
Email: ___________________

With a copy (which shall not constitute notice) to:

Nason Yeager Gerson Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

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Telephone: _________________

Attention: Michael D. Harris, Esq.

Email:_____________________

Section 10.5 Governing Law; Exclusive Jurisdiction and Venue.

(a) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the Laws of the State of Nevada without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada. Any judicial proceeding brought with respect to this Agreement must be brought exclusively in any court of competent jurisdiction in the Clark County, State of Nevada, and, by execution and delivery of this Agreement, each party (1) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (2) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section 10.5, however, will affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that, subject to the limitations contained herein, a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES AND COVENANTS THAT NONE OF THE PARTIES HERETO OR THEIR AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.

(c) In the event any Proceeding is commenced or threatened by any party hereto to enforce its rights under this Agreement against any other party hereto, the prevailing party in such Proceeding shall be entitled to receive from the non-prevailing party all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding.

Section 10.6 Execution. This Agreement may be executed by electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement on the Agreement Date.

SELLER:

LION VISTA GLOBAL VENTURES LLC

By:
Livio Stan, Chief Executive Officer

MAJORITY MEMBER:

By:
Livio	Stan, individually

PURCHASER:

White River Native CDFI LLC

By:
Name and Title: Jay Puchir, Manager

Exhibit 10.3

White River Energy Corp

Amendment to 2022 Equity Incentive Plan

(Effective March 28, 2024)

Section 4 is amended by replacing all references to “25,000,000” therein with “30,000,000.”